UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
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AGILYSYS, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement)

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____________________________________________________

NOTICE OF 2019 ANNUAL MEETING OF SHAREHOLDERS

To be held on August 9, 2019
____________________________________________________

Please join us for the Agilysys, Inc. 2019 Annual Meeting of Shareholders to be held on Thursday, August 9, 2019, at 8:00 a.m., local time, at the company’s offices 3380 146th Place SE, Suite 400, Bellevue, Washington 98007.

The purposes of the Annual Meeting are:

1.	To elect the director nominees named in the attached Proxy Statement;

2.	To approve amendments to the Company’s Amended Code of Regulations and Amended Articles of Incorporation to require a majority vote, in uncontested elections, for director nominees to be elected;

3.	To approve an amendment to the Company’s Amended Code of Regulations to reduce the threshold for shareholder removal of a director from a two-thirds supermajority to a simple majority;

4.	To vote, on a non-binding advisory basis, to approve the compensation of our named executive officers set forth in the Proxy Statement;

5.	To ratify the appointment of Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending March 31, 2020; and

6.	To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

Shareholders of record at the close of business on June 25, 2019, are entitled to vote at the Annual Meeting. It is important to vote your shares at the Annual Meeting, regardless of whether you plan to attend. In addition to voting by mail, you may vote by telephone or internet. Please refer to your enclosed proxy card and the Proxy Statement for information regarding how to vote by telephone or internet. If you choose to vote by mail, please sign, date, and promptly return your proxy card in the enclosed envelope.
By Order of the Board of Directors,

Michael A. Kaufman
Chairman of the Board of Directors

July 10, 2019

Important Notice Regarding the Availability of Proxy Materials
for the Annual Meeting of Shareholders to be held on August 9, 2019.
The Proxy Statement and our Annual Report on Form 10-K for the
fiscal year ended March 31, 2019, are available at www.agilysys.com.

                 PROXY STATEMENT
2019 ANNUAL MEETING OF SHAREHOLDERS
August 9, 2019

ANNUAL MEETING INFORMATION

General Information

This Proxy Statement and the enclosed proxy card are being provided in connection with the solicitation by the board of directors of Agilysys, Inc., an Ohio Corporation (“Agilysys,” the “Company,” “we,” “our,” or “us”), to be used at the Annual Meeting of Shareholders to be held on August 9, 2019, and any adjournments or postponements of the Annual Meeting. The Annual Meeting will be held at 8:00 a.m., local time, at the Company’s offices at 3380 146th Place SE, Suite 400, Bellevue, Washington 98007. Our principal executive office is located at 1000 Windward Concourse, Suite 250, Alpharetta, Georgia 30005. The purposes of the Annual Meeting are stated in the accompanying Notice. This Proxy Statement, the enclosed proxy card, and our Annual Report on Form 10-K for the fiscal year ended March 31, 2019 (“2019 Annual Report”), are first being mailed to shareholders and made available electronically on our website at www.agilysys.com beginning on or about July 10, 2019.

Record Date, Voting Shares, and Quorum

Shareholders of record of our common shares at the close of business on June 25, 2019, the “Record Date,” are entitled to notice of and to vote their shares at the Annual Meeting, or any adjournment or postponement of the Annual Meeting. On the Record Date, there were 23,649,313 common shares outstanding and entitled to vote. Each share is entitled to one vote. The presence at the Annual Meeting, in person or by proxy, of the holders of a majority of the common shares outstanding at the close of business on the Record Date will constitute a quorum for the transaction of business at the Annual Meeting. We will include abstentions and broker non-votes in the number of common shares present at the Annual Meeting for purposes of determining a quorum. A broker non-vote occurs when a nominee holding shares for a beneficial owner has not received instructions from the beneficial owner and does not have discretionary authority to vote the shares. Our common shares are listed on the NASDAQ Global Select Market under the symbol AGYS. References within this Proxy Statement to our common shares or shares refer to our common shares, without par value, the only class of securities entitled to vote at the Annual Meeting.

How to Vote

If you are the record holder of common shares, you or your duly authorized agent may vote by completing and returning the enclosed proxy card in the envelope provided. You may also vote by telephone or internet. Telephone and internet voting information is provided on your proxy card. A control number, located on the proxy card, is designed to verify your identity, allow you to vote your shares, and confirm that your voting instructions have been properly recorded. Please note the deadlines for voting by telephone, internet, and proxy card as set forth on the proxy card. If you vote by telephone or internet, you need not return your proxy card. You may also attend the Annual Meeting and vote in person; however, we encourage you to vote your shares in advance of the Annual Meeting even if you plan on attending. If your common shares are held by a bank, broker or any other nominee, you must follow the voting instructions provided to you by the bank, broker, or nominee. Although most banks and brokers offer voting by mail, telephone, and internet, availability and specific procedures will depend on their voting arrangements.

Unless revoked, common shares represented by a properly signed and returned proxy card (or other valid form of proxy), or as instructed via telephone or internet, received in time for voting will be voted as instructed. If your proxy card is signed and returned with no instructions given, the persons designated as proxy holders on the proxy card will vote as follows:

•	FOR the election of each director nominee named herein (proposal 1);

•
FOR the amendment to the Company’s Amended Code of Regulations and Amended Articles of Incorporation to require a majority vote, in uncontested elections, for director nominees to be elected (proposal 2);

•	FOR the amendment to the Company’s Amended Code of Regulations to reduce the threshold for shareholder removal of a director from a two-thirds supermajority to a simple majority (proposal 3);

•	FOR the approval, on a non-binding advisory basis, of the compensation of our named executive officers (proposal 4); and

•	FOR the ratification of the appointment of Grant Thornton, LLP as our independent registered public accounting firm (proposal 5).

The Company knows of no other matters scheduled to come before the Annual Meeting. If any other business is properly brought before the Annual Meeting, your proxy gives discretionary authority to the proxy holders with respect to such business, and the proxy holders intend to vote the proxy as recommended by our board of directors with regard to any such business, or, if no such recommendation is given, the proxy holders will vote in their own discretion.

Revocability of Proxies

You may revoke or change your vote at any time before the final vote on the matter is taken at the Annual Meeting by submitting to our Secretary a notice of revocation or by timely delivery of a valid, later-dated, duly executed proxy by mail, telephone, or internet. You may also revoke or change your vote by attending the Annual Meeting and voting in person. If your shares are held by a bank, broker, or other nominee, you must contact the bank, broker, or nominee and follow their instructions for revoking or changing your vote.

Vote Required, Abstentions, and Broker Non-Votes

If a quorum is present at the Annual Meeting, the nominees named herein for election as directors in proposal 1 will be elected if they receive the greatest number of votes cast at the Annual Meeting present in person or represented by proxy and entitled to vote. Abstentions will have no effect on the election of directors.

For proposal 2 (amendment to the Company’s Amended Code of Regulations and Amended Articles of Incorporation to require a majority vote, in uncontested elections, for director nominees to be elected) and proposal 3 (amendment to the Company’s Amended Code of Regulations to reduce the threshold for shareholders to remove a director from a two-thirds supermajority to a simple majority), if a quorum is present at the Annual Meeting, the affirmative vote of two-thirds of the voting power of the Company’s outstanding common stock will be required to approve each proposal. Abstentions and broker non-votes will have the same effect as votes against these proposals, although they will be considered present for the purpose of determining a quorum.

For proposal 4 (advisory vote on named executive officer compensation) and proposal 5 (ratification of independent registered public accounting firm), if a quorum is present, the affirmative vote of the holders of shares representing a majority of the common shares present in person or represented by proxy and entitled to vote will be required to approve each proposal. The effect of an abstention is the same as a vote against each proposal. If you hold your shares in street name and do not give your broker or nominee instruction as to how to vote your shares with respect to proposals 4 and 5, your broker or nominee will not have discretionary authority to vote your shares on proposals 4 and 5. These broker non-votes will have no effect on proposals 4 and 5.

Cumulative Voting

Each shareholder has the right to vote cumulatively in the election of directors if the shareholder gives written notice to our Chief Executive Officer or Secretary not less than 48 hours before the Annual Meeting that the shareholder wants its voting for the election of directors to be cumulative. In such event, the shareholder giving notice, or a representative of such shareholder, the Chairman, or the Secretary, will announce such notice at the start of the Annual Meeting. Cumulative voting means that the shareholder may cumulate his, her, or its voting power for the election of directors by distributing a number of votes, determined by multiplying the number of directors to be elected at the Annual Meeting times the number of such shareholder’s shares. The shareholder may distribute all of the votes to one individual director nominee or distribute the votes among two or more director nominees, as the shareholder chooses. In the event of cumulative voting, unless contrary instructions are received, the persons named in the enclosed proxy will vote the shares represented by valid proxies on a cumulative basis for the election of the nominees named herein, allocating the votes among the nominees in accordance with their discretion.

Proxy Solicitation

The cost of solicitation of proxies, including the cost of preparing, assembling, and mailing the Notice, Proxy Statement, and proxy card, will be borne by the Company. In addition to solicitation by mail, arrangements may be made with brokerage houses and other custodians, nominees, and fiduciaries to send proxy materials to their principals, and we may reimburse them for their expenses in so doing. Our officers, directors, and employees may, without additional compensation, personally or by other appropriate means request the return of proxies.

Attending the Annual Meeting

All holders of our common shares at the close of business on the Record Date, or their duly appointed proxies, are authorized to attend the Annual Meeting. Cameras, recording devices, and other electronic devices will not be permitted at the Annual Meeting. If you hold your common shares through a bank, broker, or other nominee, you will need to bring a copy of the brokerage statement reflecting your share ownership as of the Record Date, or a legal proxy from your bank or broker, to attend the meeting.

Voting Results

Preliminary voting results will be announced at the Annual Meeting. Within four business days following the Annual Meeting, final results, or preliminary results if final results are unknown, will be announced on a Form 8-K filed with the Securities and Exchange Commission (“SEC”). If preliminary results are announced, final results will be announced on a Form 8-K filed with the SEC within four business days after the final results are known.

Company Information

Our 2019 Annual Report is being mailed with this Proxy Statement. These documents also are available electronically on our website at www.agilysys.com, under Investor Relations. Our 2019 Annual Report is not incorporated into this Proxy Statement and is not to be considered proxy solicitation material. If you wish to have additional copies of our 2019 Annual Report, we will mail copies to you without charge. Requests may be sent to our corporate services office at: Agilysys, Inc., Attn: Investor Relations, 1000 Windward Concourse, Suite 250, Alpharetta, Georgia 30005, or you may request copies through our website, under Investor Relations. These documents have been filed with the SEC and may be accessed from the SEC’s website at www.sec.gov. If you have any questions about the Annual Meeting or these proxy materials, please contact Investor Relations by telephone at 770-810-7941, or by email at investorrelations@agilysys.com, or through our website under Investor Relations.

CORPORATE GOVERNANCE
Corporate Governance Guidelines

The Corporate Governance Guidelines (the “Guidelines”) adopted by our board of directors are intended to provide a sound framework to assist the board of directors in fulfilling its responsibilities to shareholders. Under the

Guidelines, the board of directors exercises its role in overseeing the Company by electing qualified and competent officers and by monitoring the performance of the Company. The Guidelines state that the board of directors and its committees exercise oversight of executive officer compensation and director compensation, succession planning, director nominations, corporate governance, financial accounting and reporting, internal controls, strategic and operational issues, and compliance with laws and regulations. The Guidelines also state the board of directors’ policy regarding eligibility for the board of directors, including director independence and qualifications for director candidates, events that require resignation from the board of directors, service on other public company boards of directors, and stock ownership guidelines. The Nominating and Corporate Governance Committee annually reviews the Guidelines and makes recommendations for changes to the board of directors. The Guidelines are available on our website at www.agilysys.com, under Investor Relations.

Code of Business Conduct

The Code of Business Conduct adopted by our board of directors applies to all directors, officers, and employees of the Company, as well as certain third parties, and incorporates additional ethics standards applicable to our Chief Executive Officer, Chief Financial Officer, and other senior financial officers of the Company, and any person performing a similar function. The Code of Business Conduct is reviewed annually by the Audit Committee, and recommendations for change are submitted to the board of directors for approval. The Code of Business Conduct is available on our website at www.agilysys.com, under Investor Relations. The Company has in place a reporting hotline and website available for use by all employees and third parties, as described in the Code of Business Conduct. Any employee or third-party can anonymously report potential violations of the Code of Business Conduct through the hotline or website, both of which are managed by an independent third party. Reported violations are promptly reported to and investigated by the Company. Reported violations are addressed by the Company and, if related to accounting, internal accounting controls, or auditing matters, the Audit Committee. In addition, we intend to post on our website all disclosures that are required by law or NASDAQ listing standards concerning any amendments to, or waivers from, any provision of the Code of Business Conduct.

Director Independence

NASDAQ listing standards provide that at least a majority of the members of the board of directors must be independent, meaning free of any material relationship with the Company, other than his or her relationship as a director. The Guidelines state that the board of directors should consist of a substantial majority of independent directors. A director is not independent if he or she fails to satisfy the standards for director independence under NASDAQ listing standards, the rules of the SEC, and any other applicable laws, rules, and regulations. During the board of directors’ annual review of director independence, the board of directors considers transactions, relationships, and arrangements, if any, between each director or a director’s immediate family members and the Company or its management. In May 2019, the board of directors performed its annual director independence review and, as a result, determined that each of Donald Colvin, Dana Jones, Jerry Jones, Michael A. Kaufman, Melvin Keating, Keith M. Kolerus, and John Mutch qualify as independent directors. Ramesh Srinivasan is not independent because of his service as President and CEO of the Company.

Director Attendance

The board of directors held six meetings during fiscal year 2019, and no director attended less than 75% of the aggregate of the total number of board of director meetings and meetings held by committees of the board of directors on which the director served. Independent directors meet regularly in executive session at board of director and committee meetings, and executive sessions are chaired by the chairman of the board or by the appropriate committee chairman. It is the board of directors’ policy that all its members attend the Annual Meeting of Shareholders absent exceptional cause. All the Directors attended the 2018 Annual Meeting, other than Dana Jones, who was not then a Director.

Shareholder Communication with Directors

Shareholders and others who wish to communicate with the board of directors as a whole, or with any individual director, may do so by sending a written communication to such director(s) in care of our Secretary at our Alpharetta, Georgia office address, and our Secretary will forward the communication to the specified director(s).

Committees of the Board

During fiscal year 2019, the board of directors had three standing committees: Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee. Mr. Srinivasan is not a member of any committee. At the end of the fiscal year, the members and chairman of each committee were as follows:

Director	Audit	Compensation	Nominating and Corporate Governance
Donald Colvin*	Chairman
Jerry Jones		X	X
Michael A. Kaufman		X	Chairman
Melvin Keating		Chairman	X
Keith M. Kolerus	X		X
John Mutch*	X	X

*Qualifies as an Audit Committee Financial Expert.

As of June 25, 2019, the committee membership set forth above remained the same. Dana Jones, who joined the board of directors after the end of fiscal year 2019 and, therefore, was not a member of a board committee at the end of the fiscal year, was as of June 25, 2019 a member of the Audit and Nominating and Corporate Governance Committees.

Committee Charters. The board of directors has adopted a charter for each committee, and each committee with a charter is responsible for the annual review of its respective charter. Charters for each committee are available on our website at www.agilysys.com, under Investor Relations.

Audit Committee. The Audit Committee held eight meetings during fiscal year 2019. The Audit Committee reviews, with our independent registered public accounting firm, the proposed scope of our annual audits and audit results, as well as interim reviews of quarterly reports; reviews the adequacy of internal financial controls; reviews internal audit functions; is directly responsible for the appointment, determination of compensation, retention, and general oversight of our independent registered public accounting firm; reviews related person transactions; oversees the Company’s implementation of its Code of Business Conduct; and reviews any concerns identified by either the internal or external auditors. The board of directors determined that all Audit Committee members are financially literate and independent under NASDAQ listing standards for audit committee members. The board of directors also determined that Messrs. Colvin and Mutch each qualify as an “audit committee financial expert” under SEC rules.

Compensation Committee. The Compensation Committee held four meetings during fiscal year 2019. The purpose of the Compensation Committee is to enhance shareholder value by ensuring that pay available to the board of directors, Chief Executive Officer, and other executive officers enables us to attract and retain high-quality leadership and is consistent with our executive pay philosophy. As part of its responsibility, the Compensation Committee oversees our pay plans and policies; annually reviews and determines all pay, including base salary, annual cash incentive, long-term equity incentive, and retirement and perquisite plans; administers our incentive programs, including establishing performance goals, determining the extent to which performance goals are achieved, and determining awards; administers our equity pay plans, including making grants to our executive officers; and regularly evaluates the effectiveness of the overall executive pay program and evaluates our incentive plans to determine if the plans’ measures or goals encourage inappropriate risk-taking by our executives. A more complete description of the Compensation Committee’s functions is found in the Compensation Committee Charter. The board of directors determined that all Compensation Committee members are independent under NASDAQ listing standards for compensation committee members.

Our Legal and Human Resources Departments support the Compensation Committee in its work and, in some cases, as a result of delegation of authority by the Compensation Committee, fulfill various functions in administering our pay programs. In addition, the Compensation Committee has the authority to engage the services of outside consultants and advisers to assist it. The Committee engages compensation consultants to perform current market assessments when it believes that such an assessment would inform its decision making with respect to executive compensation. The Compensation Committee did not engage a compensation consultant to advise it in connection with setting compensation for the Named Executive Officers in fiscal year 2019.

Our Chief Executive Officer and General Counsel attend Compensation Committee meetings when executive compensation, Company performance, and individual performance are discussed and evaluated by Compensation Committee members, and they provide their thoughts and recommendations on executive pay issues during these meetings and provide updates on financial performance, industry status, and other factors that may impact executive compensation. Decisions regarding the Chief Executive Officer’s compensation were based solely on the Compensation Committee’s deliberations, while compensation decisions regarding other executive officers took into consideration recommendations from the Chief Executive Officer. Only Compensation Committee members make decisions on executive officer compensation and approve all outcomes.

Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee (“Nominating Committee”) held four meetings during fiscal year 2019. The board of directors determined that all Nominating Committee members are independent under NASDAQ listing standards. The Nominating Committee assists the board of directors in finding and nominating qualified people for election to the board; reviewing shareholder-recommended nominees; assessing and evaluating the board of directors’ effectiveness; and establishing, implementing, and overseeing our governance programs and policies. The Nominating Committee is responsible for reviewing the qualifications of, and recommending to the board of directors, individuals to be nominated for membership on the board of directors. The board of directors has adopted Guidelines for Qualifications and Nomination of Director Candidates (“Nominating Guidelines”), and the Nominating Committee considers nominees using the criteria set forth in the Nominating Guidelines. At a minimum, a director nominee must:

•	Be of proven integrity with a record of substantial achievement;

•	Have demonstrated ability and sound business judgment based on broad experience;

•	Be able and willing to devote the required amount of time to the Company’s affairs, including attendance at board of director and committee meetings;

•	Be analytical and constructive in the objective appraisal of management’s plans and programs;

•	Be committed to maximizing shareholder value and building a sound company, long-term;

•	Be able to develop a professional working relationship with other directors and contribute to the board or directors’ working relationship with senior management of the Company;

•	Be able to exercise independent and objective judgment and be free of any conflicts of interest with the Company; and

•	Be able to maintain the highest level of confidentiality.

The Nominating Committee considers the foregoing factors, among others, in identifying nominees; however, there is no policy requiring the Nominating Committee to consider the impact of any one factor by itself. The Nominating Committee also will consider the board of directors’ current and anticipated needs in terms of number, diversity, specific qualities, expertise, skills, experience, and background. In addition, the Corporate Governance Guidelines state that the board of directors should have a balanced membership, with diverse representation of relevant areas of experience, expertise, and backgrounds. The Nominating Committee seeks nominees that collectively will build a capable, responsive, and effective board of directors, prepared to address strategic, oversight, and governance challenges. The Nominating Committee believes that the backgrounds and qualifications of the directors as a group should provide a significant mix of experience, knowledge, and abilities that will enable the board of directors to fulfill its responsibilities.

The Nominating Committee will consider shareholder-recommended nominees for membership on the board of directors. For a shareholder to properly nominate a candidate for election as a director at a meeting of the shareholders, the shareholder must be a shareholder of record at the time the notice of the nomination is given and at the time of the meeting, be entitled to vote at the meeting in the election of directors, and have given timely written notice of the nomination to the Secretary. To be timely, notice must be received by the Secretary, in the case of an annual meeting, not less than 90 days nor more than 120 days prior to the anniversary of the previous year’s annual meeting; provided, however, that if the date of the annual meeting is advanced more than 30 days prior to or delayed by more than 30 days after the anniversary of the preceding year’s annual meeting, notice must be delivered not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th calendar day following the day on which public disclosure of the date of such annual meeting is first made. In the case of a special meeting, timely notice must be received by the Secretary not later than the close of business on the 10th day after the date of such meeting is first publicly disclosed. A shareholder’s notice must set forth, as to each candidate:

•	Name, age, business address, and residence address of the candidate;

•	Principal occupation or employment of the candidate;

•	Class and number of shares that are owned of record or beneficially by the candidate;

•	Information about the candidate required to be disclosed in a proxy statement complying with the rules and regulations of the SEC;

•
Written consent of the candidate to serve as a director if elected and a representation that the candidate does not and will not have any undisclosed voting arrangements with respect to his actions as a director, will comply with the Company’s Amended Code of Regulations and all other publicly disclosed corporate governance, conflict of interest, confidentiality, and share ownership and trading policies and Company guidelines;

•	Name and address of the shareholder making such nomination and of the beneficial owner, if any, on whose behalf the nomination is made;

•	Class and number of shares that are owned of record or beneficially by the shareholder and by any such beneficial owner as of the date of the notice;

•
Representation that the shareholder or any such beneficial owner is a holder of record or beneficially of the shares entitled to vote at the meeting and intends to remain so through the date of the meeting;

•
Description of any agreement, arrangement, or understanding between or among the shareholder and any such beneficial owner and any other persons (including their names) with respect to such nomination;

•
Description of any agreement, arrangement, or understanding in effect as of the date of the shareholder’s notice pursuant to which the shareholder, any such beneficial owner, or any other person directly or indirectly has other economic interests in the shares of the Company;

•	Representation that the shareholder intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; and

•
Representation whether the shareholder intends to deliver a proxy statement and/or form of proxy to holders of outstanding common shares and/or otherwise to solicit proxies in support of the nomination.

The Nominating Committee may request additional information from such nominee to assist in its evaluation. The Nominating Committee will evaluate any shareholder-recommended nominees in the same way it evaluates nominees recommended by other sources, as described above.

Board Leadership

The board of directors determined that having an independent director serve as chairman of the board is in the best interest of shareholders at this time. The structure ensures a greater role for our independent directors in the oversight of the Company and the active participation in setting agendas and establishing priorities and procedures for the board of directors. Pursuant to the board of directors’ Corporate Governance Guidelines, it is our policy that the positions of chairman of the board and chief executive officer be held by different individuals, except as otherwise determined by the board of directors. Mr. Kaufman has served as Chairman of the Board since 2015.

The board had previously established the role of vice-chairman of the board to assist the chairman of the board in the performance of his duties, as directed by the chairman from time to time. Mr. Kolerus served as vice-chairman of the board from 2015 to 2019. Mr. Kolerus announced his retirement from the board effective as of the end of June 2019, and the board decided not to continue the role of vice chairman following his retirement.

Risk Oversight

Management is responsible for the day-to-day management of risks facing the Company. The board of directors, as a whole and through its committees, particularly the Audit Committee, is actively involved in the oversight of such risks. The board of directors’ role in risk oversight includes regular reports at board of director and Audit Committee meetings from members of senior management on areas of material risk to the Company, including strategic, financial, operational, and legal and regulatory compliance risks. Management regularly identifies and updates, among other items, the population of possible risks for the Company, assigns risk ratings, prioritizes the risks, assesses likelihood of risk occurrence, develops risk mitigation plans for prioritized risks, and assigns roles and responsibilities to implement mitigation plans. Risks are ranked by evaluating each risk’s likelihood of occurrence and magnitude. The board of directors’ Compensation Committee, in consultation with management, evaluates our incentive plans to determine if the plans’ measures or goals encourage inappropriate risk-taking by our employees. As part of its evaluation, the Compensation Committee determined that the performance measures and goals were tied to our business, financial, and strategic objectives. As such, the incentive plans are believed not to encourage risk-taking outside of the range of risks contemplated by the Company’s business plan.

Compensation Committee Interlocks and Insider Participation

None of the members of the Compensation Committee during fiscal year 2019 (Messrs. Jones, Kaufman, Keating, Kolerus, and Mutch) is or has been an officer or employee of the Company or has had any relationship with the Company required to be disclosed as a related person transaction, and none of our executive officers served on the compensation committee (or other committee serving an equivalent function) or board of any company that employed any member of our Compensation Committee or our board of directors during fiscal year 2019.

DIRECTOR COMPENSATION

During fiscal year 2019, compensation for non-employee directors consisted of the following:

•	$30,000 annual cash retainer for each non-employee director;

•	$35,000 annual cash retainer for the chairman of the board;

•	$15,000 annual cash retainer for the chairman of the Audit Committee;

•	$12,500 annual cash retainer for the chairman of the Compensation Committee;

•	$7,500 annual cash retainer for the chairman of the Nominating & Corporate Governance Committee;

•	$10,000 annual cash retainer for each member of the Audit, Nominating & Corporate Governance, and Compensation Committees, including each chairman;

•	An award of restricted shares to each non-employee director valued at $75,000 on the grant date.

We also reimburse our directors for reasonable out-of-pocket expenses incurred for attendance at board of directors and committee meetings.

The fiscal year 2019 equity award for each director consisted of 5,274 restricted shares, based on a $14.22 grant date price, and was granted under the 2016 Stock Incentive Plan. The restricted shares vested on March 31, 2019, and provided for pro-rata vesting upon retirement prior to March 31, 2019. The grant was made on May 31, 2018, to the then current non-employee directors; however, Mr. Kaufman declined the award given the significant ownership in the Company by his firm, MAK Capital.

Our directors are subject to share ownership guidelines that require ownership of either (i) three times the director’s respective annual cash retainer within two years of service and six times the director’s respective annual cash retainer within four years of service; or (ii) 15,000 shares within the first two years following the director’s election to the board of directors and 45,000 shares within four years of election. We pay no additional fees for board of director or committee meeting attendance.

Director Compensation for Fiscal Year 2019

Director (1)	Fees Earned or Paid in Cash ($)(2)	Stock Awards ($)(3)	Total ($)
Donald Colvin	55,000	74,996	129,996
Dana Jones (4)	—	—	—
Jerry Jones	50,000	74,996	124,996
Michael A. Kaufman	92,500	—	92,500
Keith M. Kolerus	50,000	74,996	124,996
Melvin Keating	62,500	74,996	137,496
John Mutch	50,000	74,996	124,996

(1)     Our CEO, Ramesh Srinivasan, is also a member of the board of directors, but he receives no direct compensation for such service.
(2) Fees are paid quarterly.

(3)
Amounts in this column represent the grant date fair value of the restricted shares computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (ASC) Topic 718.

(4)	Dana Jones joined the board of directors after the end of fiscal year 2019 and, therefore, received no compensation for fiscal year 2019.

PROPOSAL 1
ELECTION OF DIRECTORS

Our board of directors currently consists of seven members whose term expires at this Annual Meeting. In each case, subject to their earlier death, resignation, removal or retirement, the directors remain in office until their respective successors are duly elected and qualified, notwithstanding the expiration of the otherwise applicable term.

Nominees for Director

Upon the recommendation of the Nominating and Corporate Governance Committee, comprised of independent directors, the board of directors has nominated each of Donald Colvin, Dana Jones, Jerry Jones, Michael A. Kaufman, Melvin Keating, John Mutch and Ramesh Srinivasan for election to the board of directors for a term of one year, to serve until the annual meeting of shareholders in 2020 and until their successors have been duly elected and qualified, subject to their earlier death, resignation, retirement or removal. Information concerning the nominees for election at this Annual Meeting is set forth below.

Unless authority to vote for any of these nominees is withheld, the shares represented by a validly executed proxy will be voted “FOR” the election of each of Ms. Jones and Messrs. Colvin, Jones, Kaufman, Keating, Mutch and Srinivasan for a one-year term. Each nominee has indicated his or her willingness to serve as a director, if elected.

A biography for each director nominee follows and, if applicable, arrangements under which a director was appointed to the board of directors or information regarding any involvement in certain legal or administrative proceedings is provided. Additional information about the experiences, qualifications, attributes, or skills of each director and director nominee in support of his or her service on the board of directors is also provided.

DIRECTOR NOMINEES

Donald Colvin	Age 66	Director since 2015

Mr. Colvin is a director of Viavi Solutions Inc., a global provider of network test, monitoring and assurance solutions, and was previously a director of Applied Micro Circuits Corp. Mr. Colvin was the Interim Chief Financial Officer of Isola Group Ltd. from June 2015 to July 2015. Mr. Colvin previously served as Chief Financial Officer of Caesars Entertainment Corporation from November 2012 to January 2015 and before that was Executive Vice President and Chief Financial Officer of ON Semiconductor Corp. from April 2003 to October 2012. Prior to joining ON Semiconductor, he held a number of financial leadership positions, including Vice President of Finance and Chief Financial Officer of Atmel Corporation, Chief Financial Officer of European Silicon Structures as well as several financial roles at Motorola Inc.

Mr. Colvin earned his B.A. in Economics, with honors, and an M.B.A. from the University of Strathclyde in Scotland. Mr. Colvin’s qualifications and extensive experience include financial management, capital structure, financial strategy, significant public company leadership and board experience, and recent experience in the hospitality industry which the Company serves.

Dana Jones	Age 44	Director since 2019

Dana Jones is the Chief Executive Officer of Sparta Systems, the market leader in digital enterprise quality management software for the life sciences space. Prior to joining Sparta, Dana served as Chief Executive Officer of Active Network (Nasdaq: ACTV), the leader in activity and event management software. Under her leadership, the company grew rapidly, leading to the sale of the Sports and Communities divisions to Global Payments, Inc. (NYSE: GPN) for $1.2 billion. Before joining Active Network, Ms. Jones was Chief Marketing Officer and Senior Vice President of Products for Sabre Airline Solutions, a global provider of software to the airline industry. Prior to Sabre, Ms. Jones co-founded Noesis Energy, and served as Executive Vice President of Product, Sales, Marketing, and Operations. Ms. Jones has held Executive and General Management positions for early stage and global publicly traded enterprise software companies over the last 20 years, including the Reynolds Company and Vignette (Nasdaq: VIGN). She started her career as a management consultant with A.T. Kearney.

Ms. Jones graduated Summa Cum Laude and holds a BSE in industrial and operations engineering from the University of Michigan. Ms. Jones is an accomplished software executive with decades of experience leading and growing cloud-based global enterprise software businesses.

Jerry Jones	Age 63	Director since 2012

Mr. Jones is the Executive Vice President, Chief Ethics and Legal Officer of LiveRamp Holdings, Inc. (NYSE: RAMP), a software-as-a-service (SaaS) company that provides the identity platform for powering exceptional experiences. His responsibilities include oversight of its legal, privacy and security teams and various strategic initiatives, including the strategy and execution of mergers and alliances. Prior to LiveRamp, Mr. Jones was the Chief Ethics and Legal Officer at Acxiom since 1999, where he oversaw all legal and data ethics matters. Prior to joining Acxiom, Mr. Jones was a partner with the Rose Law Firm in Little Rock, Arkansas, where he specialized in problem solving and business litigation for 19 years, representing a broad range of business interests. Previously he was a Director of Entrust, Inc. (Nasdaq: ENTU).

Mr. Jones is a 1980 graduate of the University of Arkansas School of Law and holds a bachelor’s degree in public administration from the University of Arkansas. As the Chief Ethics and Legal Officer of a SaaS company, Mr. Jones has extensive experience with legal, privacy, and security matters. He has also led the strategy and execution of mergers and alliances and international expansion efforts.

Michael A. Kaufman	Age 47	Director since 2014

Mr. Kaufman is the Chief Executive Officer of MAK Capital, a financial investment advisory firm based in New York, NY, which he founded in 2002. In addition, Mr. Kaufman has served as a director of Skyline Champion Corporation (NYSE: SKY) since 2018.

Mr. Kaufman holds a B.A. in Economics from the University of Chicago, where he also received his M.B.A. He also earned a law degree from Yale University. As Chief Executive Officer of MAK Capital, a significant shareholder of the Company, Mr. Kaufman is especially qualified to represent the interests of the Company’s shareholders as a director and chairman of the board. Additionally, Mr. Kaufman’s qualifications and experience include capital markets, investment strategy and financial management.

Melvin Keating	Age 72	Director since 2015

Mr. Keating has been a consultant, providing investment advice and other services to public companies and private equity firms, since 2008. Mr. Keating also serves as a director of Vitamin Shoppe, Inc., a retailer of nutritional supplements (since April 2018), Harte Hanks, Inc., a global marketing services firm (since July 2017), and MagnaChip Semiconductor Corp, a designer and manufacturer of analog and mixed-signal semiconductor platform solutions (since August 2016). Previously he was a director of Red Lion Hotels Corporation from July 2010 until June 2017, serving as Chairman of the Board from May 2013 to 2015. During the past five years, Mr. Keating also served on the boards of directors of the following public companies: API Technologies Corp. (2011 - 2016); Crown Crafts Inc. (2010 -2013), ModSys International Ltd. (formerly BluePhoenix Solutions Ltd., 2010 - 2016), and SPS Commerce, Inc., a provider of cloud-based supply chain management solutions (from March 2018 to May 2019).

Mr. Keating holds a B.A. from Rutgers University as well as both an M.S. in Accounting and an M.B.A. in Finance from The Wharton School of the University of Pennsylvania. Mr. Keating has substantial experience leading public companies in the technology and hospitality industries and is qualified in global operations, financial management and strategy and capital markets.

John Mutch	Age 63	Director since 2009

Mr. Mutch is managing partner of MV Advisors LLC, a strategic block investment firm founded by Mr. Mutch in January of 2006. He is chairman of the board of Aviat Networks, a global supplier of microwave networking solutions (since 2015), and a director of Maxell Technologies, an energy storage and power delivery solutions company (since 2017). Mr. Mutch served as Chairman and Chief Executive Officer of BeyondTrust Software, a privately held security software company focused on privilege identity management solutions, from 2008 to 2013. He previously served as a director of YuMe, Inc., a data analysis platform for television advertising (from 2017 to 2018), and of Steel Excel, an oilfield service company (from 2008 to 2016).

Mr. Mutch holds a B.S. in Economics from Cornell University and an M.B.A. from the University of Chicago. As a former chief executive officer and board member of technology companies, Mr. Mutch has extensive experience in the technology industry, restructuring, financial management and strategy, capital markets, sales management, and marketing.

Ramesh Srinivasan	Age 59	Director since 2017

Mr. Srinivasan has been President and Chief Executive Officer of the Company since January 3, 2017. He also serves on the board of advisors for Symbotic, a supply chain robotics and solutions company. He previously served as CEO of Ooyala, a Silicon Valley based provider of a suite of technology offerings in the online video space, from January 2016 to November 2016. From March 2015 to November 2015, he was President and CEO of Innotrac Corp., an ecommerce fulfillment provider which merged with eBay Enterprise to form Radial Inc in 2015. Prior to that, Mr. Srinivasan served as President and CEO of Bally Technologies Inc. (NYSE: BYI) from December 2012 to May 2014, and President and COO from April 2011 to December 2012; he started as Executive Vice President of Bally Systems in March 2005. Mr. Srinivasan was with Manhattan Associates from 1998 to 2005, where his last position was Executive Vice-President of Warehouse Management Systems.

Mr. Srinivasan holds a Post-Graduate Diploma in Management (MBA) from the Indian Institute of Management, Bangalore, India, and a degree in Engineering from the Indian Institute of Technology (Banaras Hindu University), Varanasi, India. Mr. Srinivasan has nearly three decades of hands-on enterprise software development, execution and senior technology management leadership and strategy expertise and accomplishments, including experience and expertise in driving performance at high growth technology companies and helping them scale their business profitably.

Vote Required

The nominees for election as directors will be elected if they receive the greatest number of votes cast at the Annual Meeting present in person or represented by proxy and entitled to vote. Abstentions and broker non-votes will have no effect on the election of directors.

Recommendation of the Board of Directors

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH OF THE NOMINEES. PROXY CARDS RECEIVED BY THE COMPANY WILL BE VOTED “FOR” THE ELECTION OF EACH OF THE NOMINEES UNLESS THE SHAREHOLDER SPECIFIES OTHERWISE ON THE PROXY CARD.

PROPOSAL 2
AMENDMENT TO THE COMPANY’S AMENDED CODE OF REGULATIONS AND
AMENDED ARTICLES OF INCORPORATION TO IMPLEMENT MAJORITY VOTING
IN UNCONTESTED DIRECTOR ELECTIONS

Our board of directors recommends that shareholders approve an amendment to our Amended Code of Regulations (the “Code”) and Amended Articles of Incorporation (the “Articles”), to require a majority vote, in uncontested elections, for director nominees to be elected (the “Amendments”). The board has concluded that the adoption of a majority voting standard in uncontested elections of directors will give shareholders a greater voice in director elections by giving effect to votes “against” nominees, and by requiring a nominee to receive an affirmative majority of votes cast to obtain or retain a seat on the board. The adoption of this standard in uncontested elections is intended to reinforce the board’s accountability to the interests of shareholders and to reflect emerging corporate governance best practices.

Under the current plurality voting standard, nominees receiving the greatest number of votes “FOR” election are elected to the board, regardless of how many votes are cast. Under majority voting, each vote is required to be counted “FOR” or “AGAINST” a nominee’s election. To be elected to the board, the votes cast “FOR” a nominee’s election must exceed the votes cast “AGAINST.” Shareholders would also be able to “abstain” from voting, but abstentions and broker non-votes would not be counted in determining whether the affirmative majority vote has been obtained. If approved, the majority voting standard would only apply in uncontested elections of directors. In contested elections, plurality voting would remain the voting standard since it is the only standard that ensures all vacant board seats would be filled.

Ohio Revised Code Section 1701.55(b) requires that an Ohio company seeking to provide for majority voting do so in its articles of incorporation, rather than its code of regulations. The board is therefore asking shareholders to approve amendments to the Articles to implement majority voting and amendments to the Code to reference the majority voting standard in the Articles. Since these amendments to the Articles and Code are inextricably intertwined, by voting “FOR” this proposal, shareholders will be authorizing the board to implement both. The text of the proposed Amendments is set forth in Annex A to this Proxy Statement.

If approved by shareholders, the Amendments will become effective upon the filing of an amendment to the Amended Articles of Incorporation with the Ohio Secretary of State. The Company would make this filing promptly after shareholder approval at the 2019 Annual Meeting. The new majority voting standard would then be effective for an uncontested election of directors at the Company’s 2020 annual meeting of shareholders.

Currently, under Ohio Revised Code Section 1701.51, an incumbent director who is not re-elected remains in office until the director’s successor is elected and qualified, or until his or her earlier resignation or removal. Therefore, if this proposal is approved by the shareholders, the board will also amend its Corporate Governance Guidelines to provide a director resignation policy if a nominee who is currently a director of the Company is not re-elected to the board by an affirmative majority of the votes cast at an uncontested election. The resignation policy would require the director to tender his or her resignation to the chair of the Nominating and Corporate Governance Committee, with the board determining within 90 days whether to accept the resignation. Annex A to this proxy statement also includes the director resignation policy as it would be adopted into the Company’s Corporate Governance Guidelines by the board.

Vote Required

Adoption of the amendments to the Code and Articles requires the affirmative vote of two-thirds of our outstanding common stock.

Recommendation of the Board of Directors

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” APPROVAL OF AN AMENDMENT TO ARTICLE II, SECTION 1, OF THE COMPANY’S AMENDED CODE OF REGULATIONS, AND THE ADDITION OF ARTICLE EIGHTH TO THE AMENDED ARTICLES OF INCORPORATION, TO REQUIRE THE ELECTION OF DIRECTORS TO RECEIVE A MAJORITY VOTE IN UNCONTESTED ELECTIONS, OR A PLURALITY VOTE IN CONTESTED ELECTIONS. PROXY CARDS RECEIVED BY THE COMPANY WILL BE VOTED “FOR” PROPOSAL 2 UNLESS THE SHAREHOLDER SPECIFIES OTHERWISE ON THE PROXY CARD.

PROPOSAL 3
AMENDMENT TO THE COMPANY’S AMENDED CODE OF REGULATIONS TO PROVIDE
FOR THE REMOVAL OF DIRECTORS BY A SIMPLE MAJORITY

Our board of directors recommends that shareholders approve an amendment to the Code to reduce the threshold for shareholder removal of a director from a two-thirds supermajority to a simple majority. The adoption of this standard is intended to reinforce the board’s accountability to the interests of shareholders and to reflect emerging corporate governance best practices. The text of the amendment to the Code is set forth in Annex B to this Proxy Statement.

Empowering shareholders to remove directors by a simple majority will ensure that all directors maintain sufficient support among, and accountability to, our shareholders. In fact, director removal by majority vote of shareholders is expressly provided for by Delaware law, which governs a majority of publicly traded corporations in the United States, and, as such, many public corporations have already adopted such a provision.

Vote Required

Adoption of the amendment to the Code requires the affirmative vote of two-thirds of our outstanding Common Stock.

Recommendation of the Board of Directors

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” APPROVAL OF AN AMENDMENT OF ARTICLE II, SECTION 6, OF THE COMPANY’S AMENDED CODE OF REGULATIONS TO REDUCE THE THRESHOLD NEEDED TO REMOVE A DIRECTOR FROM A TWO-THIRDS MAJORITY TO A SIMPLE MAJORITY. PROXY CARDS RECEIVED BY THE COMPANY WILL BE VOTED “FOR” PROPOSAL 3 UNLESS THE SHAREHOLDER SPECIFIES OTHERWISE ON THE PROXY CARD.

BENEFICIAL OWNERSHIP OF COMMON SHARES

The following table shows the number of common shares beneficially owned as of June 25, 2019, , by (i) each current director; (ii) our Named Executive Officers employed with the Company on June 25, 2019; (iii) all directors and executive officers as a group; and (iv) each person who is known by us to beneficially own more than 5% of our common shares.

Name	Common Shares	Shares Subject to Exercisable Options	Restricted Shares (1)	Total Shares Beneficially Owned (1)	Percent of Class (2)
Directors and Nominees
Donald Colvin	21,736	—	3,308	25,044	*
Dana Jones	—	—	3,308	3,308	*
Jerry Jones	46,676	—	3,308	49,984	*
Michael A. Kaufman (3)	2,408,757	—	—	2,408,757	10.2
Keith M. Kolerus	135,253	—	3,308	138,561	*
Melvin Keating	25,580	—	3,308	28,888	*
John Mutch	30,970	—	3,308	34,278	*
Named Executive Officers
Ramesh Srinivasan	204,348	525,000	30,120	759,468	3.1
Tony Pritchett	28,508	30,174	12,827	71,509	*
Kyle Badger	90,624	87,466	8,529	186,619	*
Prabuddha Biswas	9,440	10,615	28,328	48,383	*
Don DeMarinis	5,403	4,423	10,288	20,114	*
All directors and executive officers	3,038,328	695,843	162,228	3,896,399	16.0
Other Beneficial Owners
BlackRock, Inc. 55 East 52nd Street New York, New York 10055	2,569,881 (4)				10.9
Bermuda One Fund LLC c/o MQ Services Ltd. Victoria Place 31 Victoria Street, Hamilton, HM10, Bermuda	2,460,400 (5)				10.4
MAK Capital One, LLC et al 590 Madison Avenue, 9th Floor New York, New York 10022	2,408,757 (6)				10.2
Dimensional Fund Advisors LP Building One 6300 Bee Cave Road Austin, Texas, 78746	1,772,134 (7)				7.5
The Vanguard Group, Inc. PO Box 2600 V26 Valley Forge, PA 19482-2600	1,197,964 (8)				5.1
William Blair Investment Management, LLC 150 North Riverside Plaza Chicago, IL 60606	1,179,416 (9)				5.0

(1)
Beneficial ownership of the shares comprises both sole voting and dispositive power or voting and dispositive power that is shared with a spouse, except for restricted shares for which individual has sole voting power but no dispositive power until such shares vest.

(2)	* indicates beneficial ownership of less than 1% on June 25, 2019.

(3)
Comprised entirely of shares beneficially owned by MAK Capital One LLC. Mr. Kaufman is the managing member of MAK Capital One LLC and shares voting and dispositive power with respect to all the shares.

(4)	As reported on a Schedule 13G/A dated January 2, 2019. Blackrock, Inc. has sole voting power with respect to 2,544,831 shares and sole dispositive power with respect to all the shares.

(5)
As reported on a Form 4 filed June 24, 2019. VP Bermuda LLC is the managing member of Bermuda One Fund LLC, and Scott D. Vogel is the Managing Member of VP Bermuda LLC. Bermuda Fund, VP Bermuda LLC and Mr. Vogel have shared power to vote or direct the vote the shares held by Bermuda One Fund LLC. The principal business address of VP Bermuda LLC and Mr. Vogel is c/o McCarter & English, LLP, 825 Eighth Avenue, 31st Flr., New York, NY 10019.

(6)
As reported on a Schedule 13D/A dated February 14, 2019. MAK Capital One LLC has shared voting and dispositive power with respect to all the shares. MAK Capital One LLC serves as the investment manager of MAK Capital Fund LP (“MAK Fund”) and MAK-ro Capital Master Fund LP (“MAK-ro Fund”). MAK GP LLC is the general partner of MAK Fund and MAK-ro Fund. Michael A. Kaufman is managing member and controlling person of MAK GP LLC and MAK Capital One LLC MAK Fund, MAK-ro Fund, MAK Capital and MAK GP hold 1,605,365 shares (representing 6.8% of the outstanding shares), 513,840 shares (representing 2.2% of the outstanding shares), 118,523 shares (representing 0.5% of the outstanding shares) and 171,029 shares (representing 0.7% of the outstanding shares), respectively. Each of MAK Fund and MAK-ro Fund shares voting power and investment power with MAK Capital, MAK GP and Mr. Kaufman. Each of MAK Capital and MAK GP shares voting power and investment power with Mr. Kaufman. The principal business address of MAK Capital One LLC, MAK GP LLC and Mr. Kaufman is 590 Madison Avenue, 9th Floor, New York, New York 10022. The principal address of MAK Fund is c/o Dundee Leeds Management Services Ltd., 129 Front Street, Hamilton, HM 12, Bermuda. The principal business address of MAK-ro Fund is c/o Dundee Leeds Management Services Ltd., Waterfront Centre, 2nd Floor, 28 N. Church Street, P.O. Box 2506, Grand Cayman KY1-1104, Cayman Islands.

(7)	As reported on a Schedule 13G/A dated February 8, 2019. Dimensional Fund Advisors LP has sole voting power with respect to 1,687,695 shares and sole dispositive power with respect to all the shares.

(8)	As reported on a Schedule 13F filed May 15, 2019.

(9)	As reported on a Schedule 13F filed May 10, 2019.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act requires the Company’s directors and certain of its executive officers and persons who beneficially own more than 10% of the Company’s common shares to file reports of and changes in ownership with the SEC. Based solely on the Company’s review of copies of SEC filings it has received or filed, the Company believes that each of its directors, executive officers, and beneficial owners of more than 10% of the shares satisfied the Section 16(a) filing requirements during fiscal year 2019, other than: due to miscommunication between Mr. Kolerus and the Company, Mr. Kolerus filed a Form 4 on September 17, 2018 for the sale of 14,317 shares that included transactions that were reported 1 and 2 days late, and he filed a Form 4 on February 21, 2019 for the sale of 8,400 shares that included transactions that were reported between 3 and 23 days late.

EXECUTIVE OFFICERS

The following are biographies for each of our current, non-director executive officers. The biography for Mr. Srinivasan, our President and Chief Executive Officer, and a director, is provided above.

Name	Age	Current Position	Previous Positions
Tony Pritchett	37	Vice President and Chief Financial Officer since June 2017.
Interim Chief Financial Officer from November 2016 until June 2017. Senior Director of Operations from March 2015 until November 2016, Controller from August 2013 until March 2015, and Divisional Controller of the Retail Solutions Group from January 2012 until August 2013.

Kyle Badger	51	Senior Vice President, General Counsel and Secretary since October 2011.	Executive Vice President, General Counsel and Secretary at Richardson Electronics, Ltd. from 2007 until October 2011.
Prakash Bhat	54	Vice President and Managing Director, India, since March 2017.	Vice President, India Operations, at Radial Omnichannel Technologies India, from November 2015 until March 2017. Vice President, Bally Technologies India, from September 2005 to August 2014.
Prabuddha Biswas	59	Senior Vice President, Chief Technology Officer since April 2018.
Chief Technology Officer, Alert Logic, from August 2015 until April 2018. Vice President of Engineering, Airbiquity, from June 2013 until August 2015. Senior Vice President of Engineering, Medio Systems, from June 2011 until June 2013.

Don DeMarinis	55	Senior Vice President Sales, Americas, since January 2018.
Chief Commercial Officer, Global, QikServe Limited, from April 2017 until January 2018. Executive Vice President/Chief Revenue Officer, Gusto, from June 2016 until April 2017. Vice President, Sports & Entertainment Business Unit, Oracle, September 2014 until June 2016.

Heather Foster	47	Vice President of Marketing since March 2018.
Vice President, Marketing, Worldpay, from January 2017 until February 2018. Vice President, Marketing, StrataCloud, from May 2014 until December 2016. Vice President Marketing, ControlScan, from December 2007 until May 2014.

Robert Jacks	61	Vice President and Chief Information Officer since July 2018.
Vice President of Professional Services from June 2015 until July 2018. President, Robert L. Jacks & Associates, LLC, from August 2013 until June 2015. Chief Information Officer, Chickasaw Nation, August 2005 until July 2013.

Jeba Kingsley	46	Vice President, Professional Services since December 2018.
Vice President, Global Services, Scientific Games, from November 2014 until November 2017. Vice President, Professional Services, Bally Technologies, from March 2013 until November 2014. Senior Director, Professional Services, Bally Technologies, from March 2006 until February 2013.

Sridhar Laveti	52	Vice President of Established Products and Customer Support since September 2017.
Vice President, Business Transformation from May 2017 until September 2017. Senior Vice President, Gaming Systems, at Bally Technologies from December 2014 until September 2017. Senior Vice President, Bally Technologies, from April 2006 until December 2014.

Chris Robertson	48	Vice President, Corporate Controller and Treasurer, since June 2019.	Corporate Controller and Treasurer from June 2017 until June 2019. Corporate Controller from February 2017 until June 2017. Managing Director at Grant Thornton LLP from 2010 until January 2017.

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis (the “CD&A”) describes our executive compensation philosophy and programs for our Named Executive Officers during fiscal year 2019, being the year beginning April 1, 2018, and continuing through March 31, 2019. Compensation arrangements with our Named Executive Officers are governed by the Compensation Committee of our board of directors.

Our Named Executive Officers in fiscal year 2019 consisted of our Chief Executive Officer (CEO), our Chief Financial Officer (CFO), and our three other most highly compensated officers during fiscal year 2019, as listed below:

•	Ramesh Srinivasan, President and CEO

•	Tony Pritchett, Vice President and CFO

•	Kyle Badger, Senior Vice President, General Counsel and Secretary

•	Prabuddha Biswas, Senior Vice President, Chief Technology Officer

•	Don DeMarinis, Senior Vice President Sales, Americas

Mr. Srinivasan joined us as CEO on January 3, 2017. In connection with Mr. Srinivasan’s appointment as CEO, our board of directors approved, and the Company entered into, an employment agreement with him on December 6, 2016. As discussed, below under the heading Fiscal Year 2019 Compensation, Mr. Srinivasan’s compensation for fiscal year 2019 was primarily as set forth in his employment agreement.

Mr. Biswas was hired into his role as Senior Vice President, Chief Technology Officer in April 2018, shortly after the beginning of fiscal year 2019. Messrs. Pritchett, Badger and DeMarinis continued in their positions from fiscal year 2018.

Compensation Focus for Fiscal Year 2019

The compensation arrangements with our Named Executive Officers for fiscal year 2019 were similar to the compensation arrangements for Named Executive Officers in recent prior years. Our CEO’s compensation includes base salary and an annual incentive based on company financial performance that is settled in shares of common stock. The compensation for our other Named Executive Officers includes base salary, annual cash incentives based on company financial performance, and long-term equity incentives.

After considering the results of our recent votes on Named Executive Officer compensation, which confirmed the Company’s general philosophy and objectives relative to our executive compensation program, the Compensation Committee continued to link executive pay to performance and maintained annual incentive opportunities for the Named Executive Officers generally at the same level as fiscal year 2018, while focusing annual incentives on improvements over fiscal year 2018 results. The annual incentive for our CEO, while based on the same company financial measures as the annual incentives for the other Named Executive Officers, was settled in shares of common stock to further align the CEO with shareholder interests and to emphasize long term value creation.

Mr. Biswas was hired at the beginning of fiscal year 2019, and the Compensation Committee provided him with larger long-term incentive grants than the other Named Executive Officers in order to attract him to the Company and increase his alignment with shareholders. As a result, long-term incentive compensation composed an outsized percentage of Mr. Biswas’ total fiscal year 2019 compensation.

Compensation Philosophy, Objectives, and Structure

Our Compensation Committee adopted its pay philosophy, objectives, and structure for Named Executive Officers to achieve financial and business goals and create long-term shareholder value.

Compensation Philosophy and Objectives. For fiscal year 2019, as in recent prior fiscal years, our Compensation Committee’s pay philosophy was to emphasize performance-based compensation, tied directly to annual goals or long-term equity awards, and to link compensation to our business strategy. The Compensation Committee’s objective was to establish an overall compensation package to:

•	Reward the achievement of business objectives approved by our board of directors;

•	Tie a significant portion of compensation to the long-term performance of our common shares;

•	Provide a rational, consistent, and competitive executive compensation program that is well understood by those to whom it applies; and

•	Attract, retain, and motivate executives who can significantly contribute to our success.

Compensation Structure. Our compensation structure is comprised of:

Base Salary — Base salary provides fixed pay levels aimed to attract and retain executive talent. Variations in salary levels among Named Executive Officers are based on each executive’s roles and responsibilities, experience, functional expertise, relation to peer pay levels, competitive assessments, individual performance, and changes in salaries in the overall general market and for all employees of the Company. Salaries are reviewed annually by our Compensation Committee, and changes in salary are based on these factors and input from our CEO, other than for himself. None of the factors are weighted according to any specific formula. New salaries generally are based on the Compensation Committee’s discretion and judgment but may be based on any of the above-mentioned relevant factors.

Annual Incentives — Annual incentives provide cash variable pay for achievement of the Company’s financial goals, with target incentives set as a percentage of salary, designed to reward achievement of goals with an annual cash payment. At the end of each fiscal year, the Compensation Committee considers the aggregate compensation of each Named Executive Officer and may adjust the annual incentive payment otherwise earned if the aggregate compensation is deemed deficient or excessive in the opinion and discretion of the Compensation Committee. Annual incentives for our CEO are settled in shares of common stock, instead of cash.

Long-Term Incentives — Long-term incentives are variable, equity incentives designed to drive improvements in performance that build wealth and create long-term shareholder value by tying the value of earned incentives to the long-term performance of our common shares. Target incentives are also set as a percentage of salary.

Compensation Key Considerations

Annual Goal Setting. Annual goals for our Named Executive Officers may be tied to our financial, strategic, and operational goals and may include business specific financial targets relating to our goals. For fiscal year 2019, the Compensation Committee linked annual incentive goals to financial targets emphasizing both growth and profitability. Accordingly, a portion of annual incentives were based on revenue growth and a portion were based on improvements in Adjusted Earnings from Operations, which we refer to as “AOE,” the same financial metrics which were used in fiscal year 2018.

AOE is a non-GAAP financial metric that we define as adjusted EBITDA, less capital expenditures and capitalized software development costs. See the table in Annex C to this Proxy Statement for a reconciliation of AOE to Net Loss, the most closely related GAAP measure.

Variable Pay at Risk. Our compensation philosophy drives the provision of greater at-risk pay to our Named Executive Officers, and variable pay at risk comprised between 43% and 76% of target annual compensation for the Named Executive Officers. Our Named Executive Officers have significant opportunities for long-term, equity-based incentive compensation, as our philosophy is to tie a significant portion of compensation to the long-term performance of our common shares. Thus, significant emphasis is placed on long-term shareholder value creation, thereby we believe minimizing excessive risk taking by our executives.

Compensation Consultants and Competitive Market Assessments. The Compensation Committee did not engage a compensation consultant and did not rely on any market assessment of compensation in setting compensation for fiscal year 2019.

Tally Sheets. Our Compensation Committee analyzed tally sheets at the beginning of the fiscal year to review overall compensation and pay mix for each Named Executive Officer. Tally sheets included a three-year look-back of total compensation, including annual cash compensation, long-term incentive awards granted and earned, and benefits and perquisites. Tally sheets also included a cumulative inventory of equity grants by fiscal year, including the value of outstanding equity at the Company’s then current stock price and the value received for prior vesting and exercises of equity. The tally sheets brought together, in one place, all elements of Named Executive Officers’ actual compensation and information about wealth accumulation so that our Compensation Committee could analyze the individual elements, the mix of compensation and the aggregate total amount of annual and accumulated compensation. Tally sheets were also used by the Compensation Committee to evaluate internal pay equity among the Named Executive Officers and to determine the impact of employment termination or change of control events. In support of the philosophy of rewarding performance, tally sheets are used by the Compensation Committee to review compensation as compared to expectations, and our Compensation Committee determined that annual compensation set for our Named Executive Officers for fiscal year 2019 was consistent with expectations and with the established compensation philosophy and pay mix guidelines driven by that philosophy.

Fiscal Year 2019 Compensation

Base Salary. For fiscal year 2019, base salary comprised between 24% and 57% of total target compensation for the Named Executive Officers.

Under his employment agreement, Mr. Srinivasan’s base salary is $600,000 per year, subject to annual review and adjustment by the Compensation Committee. The Compensation Committee did not award an increase in base salary for Mr. Srinivasan in fiscal year 2019 because it believed his base salary to still be aligned with the Committee’s philosophy and goals and Mr. Srinivasan believed it would be inappropriate to increase his base salary while the Company continued to be unprofitable.

Mr. Biswas was first appointed to his positions in fiscal year 2019, and the Committee set his base salary at $270,000 per year, the level that the Committee believed to be competitive for his positions and necessary to attract him to his role. The Committee based its assessment on the recommendations of the CEO and the members’ own experience and judgement.

Mr. Pritchett’s base salary increased by 13% and Mr. Badger’s increased by 8% from fiscal year 2018 to 2019, to $260,000 and $280,000 per year, respectively, effective June 1, 2018, based on recommendation of the CEO and partially based on their individual performances. With respect to Mr. Pritchett, the CEO believed, and the Compensation Committee agreed, that his base salary was low compared to their assessments of competitive CFO salaries. In addition, Mr. Badger’s base salary had not changed in 5 years.

Mr. DeMarinis’ base salary of $250,000 per year did not change from fiscal year 2018 to 2019. Mr. DeMarinis’ base salary was set when he was first appointed to his role shortly before the beginning of fiscal year 2019, and the CEO and Compensation Committee believed that his original base salary was still aligned with the Committee’s philosophy and goals.

Annual Incentives

Annual Incentive Targets. The Compensation Committee set fiscal year 2019 annual incentive goals at the beginning of the fiscal year. As previously discussed, the Compensation Committee linked the annual incentive goals of the Named Executive Officers to revenue and AOE. All the Named Executive Officers were subject to the same annual incentive structure:

•	67% of target annual incentives were based on the Company’s achievement of fiscal year 2019 revenue targets;

•	33% of target annual incentives were based on the Company’s achievement of fiscal year 2019 AOE targets;

•	Provided, however, that the AOE target would not be earned unless the Company’s balance of cash and cash equivalents at the end of fiscal year 2019 was at least $37 million.

Component	Weighting (%)	Threshold		Target		Maximum
		Amount	Payout (% of target incentive)	Amount	Payout (% of target incentive)	Amount	Payout (% of target incentive)
Revenue	67	$130M	50	$140M	100	$150M	150
AOE	33	($3M)	50	$0	100	$5M	150

Straight-line achievement would be calculated between the threshold level and the target level and between the target level and the maximum level. No payment was earned at less than target performance, and, other than for Mr. Srinivasan, payouts were capped at 150% of target incentives. Mr. Srinivasan, per the terms of his employment agreement, would earn and be capped at 200% of this annual incentive target at the maximum level.

The Compensation Committee believed that revenue growth was more accretive to shareholder value than AOE improvement and, therefore, weighted revenue growth more than AOE improvement.

The Compensation Committee set the revenue target as a 10% improvement over fiscal year 2018 revenue of $127.4 million and set the AOE target as a $6 million improvement over fiscal year 2018 AOE of -$6 million. The Compensation Committee believed that the plan involved performance that was difficult at the target levels and significantly difficult at the maximum level, requiring meaningful improvement over fiscal year 2018 results for revenue and AOE, in each case relative to future expectations at the time the levels were set. The Committee imposed the cash balance condition on the AOE goal in order to encourage disciplined management of Company expenses. The target cash balance of $37 million at the end of fiscal year 2019 was set as a 69% reduction in cash loss over fiscal year 2017 to 2018 cash loss of -$9.3 million.

Annual Incentive Results. Our fiscal year 2019 results exceeded plan. Fiscal year 2019 revenue was $140.8 million, slightly exceeding the $140 million target level for annual incentive achievement. Fiscal year 2019 AOE was $4.8 million, significantly exceeding the $0 target level for annual incentive achievement. Fiscal year 2019 cash and cash equivalents balance was $40.8 million, well above the target cash balance of $37 million. As a result, each of our Named Executive Officers achieved annual incentive payments in excess of their target annual incentives.

Component	Result	Target	Achievement (%)	Weighting (%)	Blended Achievement (%)

Revenue	$140.8M	$140.0M	104	67	69.68
AOE	$4.8M	$0	148	33	48.84
Cash Balance	$40.8M	$37M	Achieved
					118.52

CEO Annual Incentive. Mr. Srinivasan was eligible for an annual incentive for fiscal year 2019 based on the Company financial performance metrics described above, with any such earned incentive to be settled in shares of common stock. Pursuant to his employment agreement, Mr. Srinivasan’s target annual incentive for fiscal year 2019 was set at 75% of his base salary, or $450,000, with a maximum potential incentive of $900,000 (150% of his base salary and 200% of his target annual incentive), payable upon achievement of 150% of the annual incentive goals, and a threshold potential incentive of $225,000 (50% of his target annual incentive), payable upon achievement of 50% of the annual incentive goals.

Because his annual incentive would be settled in shares of common stock, the Compensation Committee approved a grant of 63,291 shares of restricted common stock to Mr. Srinivasan on May 31, 2018, the date that the Committee set his annual incentive goals, which shares were approximately equal in value to his maximum potential incentive on the date of grant. Pursuant to the grant, shares of restricted common stock would vest upon certification by the Compensation Committee of achievement of the annual incentive goals in the amount determined by the Committee, provided that vesting could not occur prior to May 31, 2019, the one-year anniversary of the date of grant, in accordance with the terms of our 2016 Stock Incentive Plan.

Based on the fiscal year 2019 results discussed above, Mr. Srinivasan was eligible to earn approximately 137% of this target annual incentive. Because his maximum annual incentive is 200% of his target annual incentive, compared to 150% for the other Named Executive Officers, Mr. Srinivasan’s percentage annual incentive scales at twice the rate of the others from the target to maximum incentive levels. However, Mr. Srinivasan viewed this result as unfair and requested that the Compensation Committee award him the same percentage of his annual incentive target as other employees. Therefore, the Compensation Committee determined that Mr. Srinivasan should earn an annual incentive of $533,340 in fiscal year 2019, or 118.52% of his annual incentive target, congruent with the Company’s blended achievement of 118.52% of the revenue and AOE goals. Accordingly, the Compensation Committee awarded Mr. Srinivasan 23,526 of the original 63,291 shares subject to the annual incentive grant, being the number of shares having a value of $533,340 based on the closing price of the Company’s common stock on May 28, 2019, the date that the Compensation Committee made its determination. These shares continued to be restricted and did not vest until May 31, 2019, the one-year anniversary of their date of grant, in accordance with the terms of the original grant and the Company’s 2016 Stock Incentive Plan. At vesting, the 23,526 shares awarded had a value of $512,867 based on the closing price of the Company’s common stock on May 31, 2019. The remaining 39,765 shares subject to the original annual incentive grant were forfeited and can never be earned by Mr. Srinivasan.

Annual Incentives for the Other Named Executive Officers. Fiscal year 2019 target annual incentives for the other Named Executive Officers, other than Mr. DeMarinis, were set as 50% of the executive’s base salary. Mr. DeMarinis’ fiscal year 2019 target annual incentive was set at $100,000 for the annual incentive plan described above, and he was also eligible for target annual incentives of $125,000 for commissions and other sales-related incentives due to his role as head of our Americas Sales teams.

Annual incentives comprised 12% to 38% of total fiscal year 2019 target compensation for these Named Executive Officers.

Officer	Target Annual Incentive as % of Base Salary	Target Annual Incentives ($)	Target Annual Incentive as % of FY19 Total Target Compensation
Tony Pritchett	50%	130,000	25%
Kyle Badger	50%	140,000	25%
Prabuddha Biswas	50%	135,000	12%
Don DeMarinis	90%	225,000	38%

Additional detail about target and maximum incentives are disclosed in the Grants of Plan-Based Awards for
Fiscal Year 2019 table below.

Based on the fiscal year 2019 results discussed above, each of the Named Executive Officers earned 118.52% of their target annual incentives subject to the annual incentive plan described above. Mr. DeMarinis earned an additional $96,779 of his target $125,000 sales incentives based on the net gross profit of sales made in the Americas.

Officer	Annual Incentive Plan Target ($)	Company Blended Achievement (%)	Annual Incentive Plan Payout ($)	Sales Incentive Payout ($)	Total Annual Incentives Payouts ($)
Tony Pritchett	130,000	118.52	154,076	—	154,076
Kyle Badger	140,000	118.52	165,928	—	165,928
Prabuddha Biswas	135,000	118.52	160,002	—	160,002
Don DeMarinis	100,000	118.52	118,520	96,779	215,299

Long-Term Incentives. As with the annual incentives, the Compensation Committee approved fiscal year 2019 long-term incentive (“LTI”) awards at the beginning of year when the outcome for the fiscal year was substantially uncertain. LTI awards to Named Executive Officers consisted of stock-settled appreciation rights (“SSARs”) and restricted shares, both with three-year vesting schedules, pursuant to the Company’s shareholder-approved 2016 Stock Incentive Plan. The Compensation Committee did not grant an LTI award to the CEO in fiscal year 2019 because he had received a substantial SSARs award upon joining us as CEO and because his annual incentives are settled in shares of common stock, which the Committee believed was sufficient to provide long term incentives for the CEO in fiscal year 2019.

With respect to the other Named Executive Officers, the Compensation Committee considered various LTI award alternatives. While annual incentives targeted specific performance goals, the focus on LTI awards was to link compensation directly to shareholder gains. SSARs provided the direct link between compensation and shareholder gains in a less dilutive manner than with stock options, and the three-year vesting schedule also enhances retention. In addition, restricted shares tie compensation to shareholder gains and highly bolster retention over the vesting period.

LTI awards comprised between 21% and 64% of total fiscal year 2019 target compensation for the Named Executive Officers.

Mr. Biswas was hired at the beginning of fiscal year 2019, and the Compensation Committee provided him with larger long-term incentive grants than the other Named Executive Officers in order to attract him to the Company and increase his alignment with shareholders. The Compensation Committee granted him $540,000 in shares of restricted stock, based on the closing price of our common stock on the date of grant ($14.22), and $150,000 in SSARs, based on the Black-Scholes value of our common stock on the date of grant ($4.71). As a result, long-term incentive compensation composed an outsized percentage of Mr. Biswas’ total fiscal year 2019 compensation.

In setting LTI awards for the other Named Executive Officers, the Compensation Committee received input and recommendations from our CEO, and at his recommendation set LTI awards for these Named Executive Officers at 50% of their base salary, split evenly between shares of restricted common stock and SSARs. Awards of restricted common stock were based on the closing price of our common stock on the date of grant ($14.22), and awards of SSARs were based on the Black-Scholes value of our common stock on the date of grant ($4.71).

Officer	Total LTI Value ($)*	SSARs Granted (#)	Restricted Shares Granted (#)
Tony Pritchett	130,000	13,800	4,571
Kyle Badger	140,000	14,861	4,922
Prabuddha Biswas	690,000	31,847	37,974
Don DeMarinis	125,000	13,269	4,395
*Due to rounding down to avoid fractional shares, the actual value of LTI awards received was $2 to
$14 less than the amounts stated in this table. See the Summary Compensation Table on p. 28 of this

Proxy Statement for actual values received.

All SSARs and restricted shares vest in one-third increments on March 31, 2019, 2020 and 2021. The SSARs have a seven-year term, are settled in common shares upon exercise, and were granted at an exercise price of $14.22 (the closing price of the common shares on the grant date).

Additional Compensation – Executive Benefits. We provide executive benefits to our Named Executive Officers including additional life and long-term disability insurance plans. From time to time, Named Executive Officers also may participate in supplier sponsored events. Executive benefits are further described in the Summary Compensation Table. We believe these benefits enhance the competitiveness of our overall executive compensation package. We have, however, limited executive benefits offered to reduce compensation costs. Additionally, welfare benefits offered to our Named Executive Officers are the same level of benefits offered to all Company employees.

Employment Agreements and Change of Control

The material termination and change of control provisions of various agreements are summarized below for each Named Executive Officer and are covered in more detail in the Termination and Change of Control table and accompanying discussion.

Employment Agreements. The Company has entered into employment agreements with each of the Named Executive Officers.

In accordance with his employment agreement, Mr. Srinivasan will serve as CEO and President for a three-year initial term beginning on January 3, 2017. The term of employment will automatically extend for successive periods of one year unless either the Company or Mr. Srinivasan provides written notice of non-renewal at least 90 days before the end of the then-current employment term. If a change in control of the Company occurs, the term of the employment agreement will expire no earlier than the second anniversary of the change in control. If Mr. Srinivasan’s employment is terminated by the Company for cause or by Mr. Srinivasan for good reason, then subject to his execution of a release of claims, Mr. Srinivasan will be entitled to receive severance equal to one year’s then-current base salary and target annual bonus, which will be paid during regular pay intervals over the course of one year. In addition, he will also receive (1) a lump sum payment in cash, on the 60th day after the termination date, equal to the total after-tax premiums required to pay for twelve months of COBRA continuation coverage under the Company’s medical, dental and vision insurance plans; (2) a pro-rated bonus for the year of termination based on actual performance with no negative discretion by the Board; and (3) 12 months of accelerated vesting of all equity compensation awards outstanding on the termination date. If such termination occurs within the three months before or 24 months after a change in control, Mr. Srinivasan will receive two times the sum of his then-current base salary and target annual bonus, two times the COBRA payment and 100% vesting (on the 60th day after the termination date) of all outstanding equity awards. In addition, upon any termination of employment, Mr. Srinivasan will receive accrued but unpaid base salary and payment for any unused vacation and unreimbursed expenses.

The employment agreements for the other Named Executive Officers, have terms expiring on January 22, 2020. Under the employment agreements, upon termination without cause, we must pay severance equal to six month’s salary and reimbursement of the executive’s total premium for six months of COBRA continuation coverage under the Company’s health benefit plans. If the executive’s compensation is reduced by more than 10%, other than a general reduction that affects all similarly situated executives, or if at any time prior to a change in control the executive no longer reports to the CEO, the executive may terminate his employment if the Company fails to materially cure such condition within 30 days following notice of such condition by the executive, and the termination will be deemed to be a termination without cause and the executive is entitled to his or her severance benefits. In the event that any of these Named Executive Officers are terminated without cause or by the executive for good reason in the 24 months following a change of control of the Company, the executive is entitled to severance pay equal to one year’s salary and a pro rata portion of target annual incentive and reimbursement of the executive’s total premium for one year of COBRA continuation coverage under the Company’s health benefit.

None of the Named Executive Officers is entitled to excise tax gross-up payments. In consideration of the severance benefits, each employment agreement contains a 12-month post-termination non-solicitation provision, an indefinite confidentiality provision, and a 12-month post-termination non-compete provision.

Our Compensation Committee believes that the terms of these employment agreements enhance our ability to retain our executives and contain severance costs by providing reasonable severance benefits competitive with market practice. Severance costs are contained by limiting pay to one year in the case of the CEO and six months in the case of the other Named Executive Officers in the absence of a change of control, limiting personal benefits, not providing accelerated vesting for awards under the agreements, and narrowly defining a voluntary termination that triggers severance benefits. Severance payments in the event of a change of control are subject to a double trigger such that severance benefits are provided only upon a combination of a change of control and a qualified termination. Additionally, the Company benefits greatly from the non-competition, non-disclosure, and non-solicitation clauses contained in the employment agreements.

Accelerated Vesting. Except as described above for our CEO, none of the employment agreements provide for accelerated vesting of equity. Under our 2011 and 2016 Stock Incentive Plans, vesting is accelerated upon the actual occurrence of a change of control for all SSARs and restricted shares (including performance shares). The Compensation Committee believed that during a change of control situation, a stable business environment is in the shareholders’ best interests, and accelerated vesting provisions provide stability. The accelerated vesting provisions are applicable to all employees who receive equity awards, not just executive management.

The long-term incentive awards granted for fiscal year 2019 are subject to a holding period of one year following a change of control. Under this provision, all SSARs and restricted shares granted for fiscal year 2019 accelerate upon the actual occurrence of a change of control but remain subject to restrictions on exercise and transfer until the earlier of one year after the change of control or the executive’s qualified termination. The Compensation Committee believed that this further restriction during a change of control situation further promotes a stable business environment and is in the shareholders’ best interests.

CEO Pay Ratio Disclosure

The following is a reasonable estimate, prepared under applicable SEC rules, of the ratio of the annual total compensation of our CEO to the median of the annual total compensation of our other employees. We determined our median employee based on base salary (annualized in the case of full- and part-time employees who joined the company during fiscal year 2019) of each of our employees (excluding the CEO), as of March 31, 2019. The annual total compensation of our median employee (other than the CEO) for 2019 was $64,329. As disclosed in the Summary Compensation Table appearing on page 28, our CEO’s annual total compensation for fiscal year 2019 was $1,066,039. Based on the foregoing, our estimate of the ratio of the annual total compensation of our CEO to the median of the annual total compensation of all other employees was 17 to 1. Given the different methodologies that various public companies will use to determine an estimate of their pay ratio, the estimated ratio reported above should not be used as a basis for comparison between companies.

Additional Compensation Policies

Clawback – Recoupment of Bonuses, Incentives, and Gains. Under the Company’s “clawback” policy, if the board of directors determines that our financial statements are restated due directly or indirectly to fraud, ethical misconduct, intentional misconduct, or a breach of fiduciary duty by one or more executive officers or vice presidents, then the board of directors will have the sole discretion to cancel any stock-based awards granted and to take such action, as permitted by law, as it deems necessary to recover all or a portion of any bonus or incentive compensation paid and recoup any gains realized in respect of equity-based awards, provided recoveries cannot extend back more than three years. Additionally, under Section 304 of the Sarbanes-Oxley Act, if we are required to restate our financial statements due to material noncompliance with any financial reporting requirements as a result of misconduct, our CEO and CFO must reimburse us for any bonus or other incentive-based or equity-based compensation received during the 12 months following the first public issuance of the non-complying document, and any profits realized from the sale of our securities during those 12 months.

Stock Ownership Guidelines. To underscore the importance of strong alignment between the interests of management and shareholders, the board of directors approved stock ownership guidelines for directors and executives, with our CEO having the highest ownership requirement. Director and executive compensation are designed to provide a significant opportunity to tie individual rewards to long-term Company performance. The objective of our stock ownership guidelines is to support this overall philosophy of alignment and to send a positive message to our shareholders, customers, suppliers, and employees of our commitment to shareholder value. Each director and executive officer is expected to maintain minimum share ownership of either: (i) the number of shares with a value based on a multiple of base salary or director annual retainer listed below, or (ii) the number of shares listed below:

	Multiple of Director Annual Retainer and Executive Base Salary		Number of Shares
	2 Years	4 Years	2 Years	4 Years
Directors	3x	6x	15,000	45,000
CEO	2.5x	5x	125,000	250,000
Senior Vice President	0.5x	2x	15,000	75,000
Other Executive Officers	—	0.5x	2,500	15,000

Stock ownership that is included toward attainment of the guidelines includes (i) shares held of record or beneficially owned, either directly or indirectly; (ii) shares acquired upon exercise of stock options or SSARs;
(iii) vested restricted or deferred shares; (iv) phantom or deferred share units held in a deferred compensation plan; and (v) shares or deferred shares acquired by dividend reinvestment. Directors and executives are expected to attain the specified target ownership levels within both two and four years from the later of the effective date of this policy or becoming a director or an executive and remain at or above that level until retirement. Annually, the board of directors reviews progress toward achieving these ownership levels. Director and executives who have not attained the specified ownership guidelines will be required to hold 75% of shares acquired upon exercise of stock options and SSARs or vesting of performance or restricted shares until they meet their target ownership level. If ownership guidelines are not met within two and four years, our Compensation Committee has the right to pay an executive’s annual incentives in shares until ownership guidelines are achieved.

Stock Retention Policy. Under the Company’s stock retention policy, directors and executive officers are required to hold shares of Company stock for at least one year after such shares vest in the case of performance or restricted shares, or one year after exercise in the case of stock options or SSARs, or until the earlier date of their termination of service as a director or executive officer. The holding period policy does not apply in instances of a “change in control,” as defined in the 2016 Stock Incentive Plan.

Impact of Tax Considerations. Section 162(m) of the Internal Revenue Code, through December 31, 2017, limited the tax deduction of public companies for compensation in excess of $1.0 million paid to their CEO and the three most highly compensated executive officers (other than the CFO) at the end of any fiscal year unless the compensation qualified as “performance-based compensation” under applicable IRS regulations. For tax years after December 31, 2017, the Tax Cuts and Jobs Act of 2017 amended Section 162(m) to expand the $1.0 million deduction limitation described above to a larger group of employees and to eliminate the “performance-based” exception. The employees (referred to as “covered employees”) to whom the deduction limitation applies include the CEO and CFO (in each case, whether or not serving as executive officers as of the end of the fiscal year) and the three other most highly compensated executive officers. In addition, once considered a “covered employee” for a given year, the individual will be treated as a “covered employee” for all subsequent years.

The Compensation Committee has considered the effect of Section 162(m) on the Company’s executive compensation program. The Compensation Committee exercises discretion in setting base salaries, structuring incentive and long-term compensation awards and in determining payments in relation to levels of achievement of performance goals. The Compensation Committee believes that the total compensation program for Named Executive Officers should be managed in accordance with the objectives outlined in the Committee’s compensation philosophy and in the best overall interests of the Company’s shareholders. Accordingly, compensation paid by the Company may not be deductible because such compensation exceeds the limitations for deductibility under Section 162(m).

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with the Company’s management. Based on that review and discussion, the Compensation Committee recommended to the board of directors that the Compensation Discussion and Analysis be incorporated by reference in the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2019 and included in this Proxy Statement for its 2019 Annual Meeting of Shareholders.

The Compensation Committee of the Board of Directors
Melvin Keating, Chairman
Michael A. Kaufman, Jerry Jones, John Mutch

EXECUTIVE COMPENSATION

The following table and related notes provide information regarding fiscal year 2019 compensation for our Named Executive Officers, including our CEO and CFO, and the other three most highly compensated executive officers whose total compensation exceeded $100,000 for fiscal year 2019.

Summary Compensation Table for Fiscal Year 2019

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(1)	Non-Equity Incentive Plan Compen-sation ($)(2)	Non- qualified Deferred Compen- sation Earnings ($)	All Other Compen- sation ($)(3)	Total ($)
Ramesh Srinivasan President and Chief Executive Officer	FY19	600,000	—	450,000	—	—	—	16,039	1,066,039
	FY18	600,000	—	450,000	—	—	—	16,205	1,066,205
	FY17	147,692	—	—	2,317,807	—	—	1,615	2,467,114

Tony Pritchett Vice President and Chief Financial Officer	FY19	254,923	—	65,000	64,998	154,076	—	16,581	555,578
	FY18	224,683	50,000	205,097	93,669	57,500	—	12,536	643,485
	FY17	186,152	—	113,517	—	22,922	—	8,139	330,730

Kyle Badger Senior Vice President, General Counsel and Secretary	FY19	276,615	—	69,991	69,995	165,928	—	18,465	600,994
	FY18	260,000	—	64,994	52,813	65,000	—	13,555	456,362
	FY17	260,000	—	267,557	66,998	57,893	—	14,156	666,604

Prabuddha Biswas Senior Vice President and Chief Technology Officer	FY19	256,500	—	539,990	149,999	160,002	—	13,223	1,119,714

Don DeMarinis Senior Vice President Sales, Americas	FY19	250,000	96,779	62,497	62,497	118,520	—	16,941	607,234
	FY18	52,885	13,713	124,998	—	—	—	1,067	192,663

(1)Stock Awards include grants of restricted shares and performance shares. Option Awards include SSAR grants. Amounts disclosed do not represent the economic value received by the Named Executive Officers. The value, if any, recognized upon the exercise of a SSAR will depend upon the market price of the shares on the date the SSAR is exercised. The value, if any, recognized for restricted and performance shares will depend upon the market price of the shares upon vesting. In accordance with SEC rules, the values for restricted and performance shares and SSARs are equal to the aggregate grant date fair value for each award computed in accordance with FASB ASC Topic 718. The values for restricted and performance shares are based on the closing price on the grant date. For Mr. Srinivasan, the stock award consisted of shares of restricted common stock which were subject to performance conditions, and the amount recorded above is based on the probable outcome of the performance conditions on the date of grant. In fiscal year 2019, Mr. Srinivasan was granted $533,340 of the award, as described above in the CD&A, and in fiscal year 2018, he was granted $225,000 of the award. The values for SSARs are based on the Black-Scholes option pricing model. A discussion of the assumptions used in determining these valuations is set forth in Note 14 of the Notes to Consolidated Financial Statements of the Company’s 2019 Annual Report. For Stock Awards, the amounts shown represent grants of restricted shares to each Named Executive Officer as part of the executive’s annual long-term equity grant, and for 2017 includes grants of restricted shares to improve retention of key management, including Messrs. Badger and Pritchett.
(2)Amounts represent annual incentive payments received for 2019, 2018 and 2017 based on pre-set incentive goals established at the beginning of each fiscal year and tied to the Company’s financial, strategic, and operational goals.
(3)All other compensation includes the following compensation, calculated based on the aggregate incremental cost to the Company of the benefits noted:

All Other Compensation for Fiscal Year 2019

Name	401(k) Company Match ($)	Executive Life Insurance ($)	Executive Long Term Disability ($)	All Other ($)(a)	Total ($)
R. Srinivasan	9,625	—	2,796	3,618	16,039
T. Pritchett	9,905	363	1,268	5,046	16,582
K. Badger	9,800	1,552	1,943	5,169	18,464
P. Biswas	7,269	—	1,258	4,696	13,223
D. DeMarinis	10,847	—	—	6,094	16,941

(a)	Consists of (i) matching funds for health savings accounts for each of Messrs. Pritchett, Biswas and
DeMarinis ($1,200, $2,400 and $1,405, respectively) and (ii) costs of employee and family travel to Company leadership events and employee gifts received at such events for each of the Named Executive Officers.

Grants of Plan-Based Awards

The following table and related notes summarize grants of equity and non-equity incentive compensation awards to our Named Executive Officers for fiscal year 2019. All awards were made under the Company’s 2016 Stock Incentive Plan.

Grants of Plan-Based Awards for Fiscal Year 2019

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards ($)(1)			Estimated Future Payouts Under Equity Incentive Plan Awards (#)(2)			All Other Stock Awards: Number of Shares of Stock (#)(3)	All Other Option Awards: Number of Securities Underlying Options (#)(4)	Exercise or Base Price of Option Awards ($/share)	Grant Date Fair Value of Stock and Option Awards ($)(5)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Ramesh Srinivasan	5/31/2018				15,822	31,645	63,291

Tony Pritchett	5/31/2018	65,000	130,000	195,000
	5/31/2018								13,800	14.22	64,998
	5/31/2018							4,571			65,000

Kyle Badger	5/31/2018	70,000	140,000	210,000
	5/31/2018								14,861	14.22	69,995
	5/31/2018							4,922			69,991

Prabuddha Biswas	5/31/2018	67,500	135,000	202,500
	5/31/2018								31,847	14.22	149,999
	5/31/2018							37,974			539,990

Don DeMarinis	5/31/2018	50,000	100,000	150,000
	5/31/2018								13,269	14.22	62,497
	5/31/2018							4,395			62,497

(1)Amounts shown in the columns under Estimated Future Payouts Under Non-Equity Incentive Plan Awards represent fiscal year 2019 annual threshold, target, and maximum cash-based annual incentives granted under the annual incentive plan. Total threshold, target, and maximum payouts were conditioned on achievement of weighted goals based on revenue, adjusted earnings from operations and individual performance for each Named Executive Officer other than Mr. Srinivasan. As discussed in the Compensation Discussion and Analysis above, for those Named Executive Officers, cash-based annual incentives could not be earned for less than threshold performance. Fiscal year 2019 payouts for each Named Executive Officer pursuant to these awards are shown in the Summary Compensation Table above in the column titled Non-Equity Incentive Plan Compensation. Further explanation of potential and actual payouts by component is set forth in the CD&A.
(2)Long-term equity incentives for Mr. Srinivasan consisted of shares of restricted common stock which would vest based on the achievement of revenue and adjusted earnings from operations targets. Achievement of the performance goal would have earned him common shares equal to $450,000, which would have equaled the target level of shares set forth in the table based on the grant date fair market value of $14.22 per share. Similarly, the threshold and maximum potential shares set forth in the table are based on the threshold and maximum incentive amounts of $225,000 and $900,000, respectively, at the grant date value of $14.22 per share. Mr. Srinivasan earned 23,526 shares for performance at 118.52% of target based on a determination date value of $22.67 per share. Further explanation of potential and actual payouts is set forth in the CD&A.
(3)The share amounts shown represent grants of restricted shares to each Named Executive Officer as part of the executive’s annual long-term equity grant. The restricted shares are exercisable in thirds beginning on March 31, 2019.
(4)The share amounts represent SSARs granted at the fair market value of the shares on the grant date as fiscal year 2019 long-term incentive awards. The SSARs are exercisable in thirds beginning on March 31, 2019. All SSARs have a seven-year term.
(5)The dollar amount shown for each equity grant represents the grant date fair value of the SSARs and restricted shares, calculated in accordance with FASB ASC Topic 718. The actual value, if any, recognized upon the exercise of a SSAR or vesting of restricted shares will depend upon the market price of the shares on the date the SSAR is exercised or restricted shares vest.

Outstanding Equity Awards

The following table and related notes summarize the outstanding equity awards held by the Named Executive Officers as of March 31, 2019.

Outstanding Equity Awards at 2019 Fiscal Year-End

Name	Grant Date	Option Awards				Stock Awards
		Number of Securities Underlying Unexercised Options (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares of Stock That Have Not Vested (#)(2)	Market Value of Shares of Stock That Have Not Vested ($)(3)
		Exercisable	Unexercisable (1)
Ramesh Srinivasan	1/3/2017	455,000	175,000 (a)	10.80	7/3/2021
	5/31/2018					63,291	1,339,870

Tony Pritchett	6/12/2012	1,167		7.46	6/12/2019
	8/11/2015	5,992		9.60	8/11/2022
	6/14/2017	10,000	5,000 (b)	9.84	6/14/2024	5,000 (b)	105,850
	7/6/2017	9,582	4,793 (b)	10.20	7/6/2024	1,879 (b)	39,778
	5/31/2018	4,600	9,200 (b)	14.22	5/31/2025	3,048 (b)	64,526

Kyle Badger	6/12/2012	12,886		7.46	6/12/2019
	6/4/2013	11,292		12.38	6/4/2020
	6/3/2014	14,404		14.43	6/3/2021
	6/2/2015	28,387		9.12	6/2/2022
	6/30/2016	17,598		10.47	6/30/2023
	7/6/2017	10,833	5,418 (c)	10.20	7/6/2024	2,124 (c)	44,965
	5/31/2018	4,953	9,908 (c)	14.22	5/31/2025	3,282 (c)	69,480

Prabuddha Biswas	5/31/2018	10,615	21,232 (d)	14.22	5/31/2025	25,316 (d)	535,940

Don DeMarinis	2/1/2018					3,320 (e)	70,284
	5/31/2018	4,423	8,846 (e)	14.22	5/31/2025	2,930 (e)	62,028

(1)As of March 31, 2019, the vesting schedules for the time-vested SSARs were as follows:
(a) 17,500 vest monthly from April 1, 2019 through January 1, 2020.
(b) 14,393 on March 31, 2020 and 4,600 on March 31, 2021
(c) 10,372 on March 31, 2020 and 4,954 on March 31, 2021
(d) 10,616 on March 31, 2020 and 10,616 on March 31, 2021
(e) 4,423 on March 31, 2020 and 4,423 on March 31, 2021
(2)As of March 31, 2019, the vesting schedules for the time-vested stock awards were as follows:
(b) 8,403 on March 31, 2020 and 1,524 on March 31, 2021
(c) 3,765 on March 31, 2020 and 1,641 on March 31, 2021
(d) 12,658 on March 31, 2020 and 12,658 on March 31, 2021
(e) 4,785 on March 31, 2020 and 1,465 on March 31, 2021
(3)Calculated based on the closing price of the shares on March 29, 2019, of $21.17 per share.

Option Exercises and Stock Vested

The following table and related notes summarize the exercise of stock options and/or SSARs and the vesting of other stock awards by the Named Executive Officers while they were serving as Named Executive Officers during fiscal year 2019.

Option Exercises and Stock Vested for Fiscal Year 2019

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Ramesh Srinivasan	—	—	15,822	242,077
Tony Pritchett	591	9,546	9,099	192,626
Kyle Badger	5,302	85,522	15,897	287,339
Prabuddha Biswas	—	—	12,658	267,970
Don DeMarinis	—	—	4,785	101,298

(1)The value realized on vesting of stock awards is determined by multiplying the number of shares underlying the stock awards by the closing price of the shares on the vesting date of the awards.

Termination and Change of Control

The following table and discussion summarize certain information related to the total potential payments which would have been made to the Named Executive Officers in the event of termination of their employment with the Company, including in the event of a change of control, effective March 29, 2019, the last business day of fiscal year 2019.

Employment Agreements. The Named Executive Officers are each a party to an employment agreement with the Company.

If Mr. Srinivasan’s employment agreement is terminated by the Company for cause or by Mr. Srinivasan for good reason, then subject to his execution of a release of claims, Mr. Srinivasan will be entitled to receive severance equal to one year’s then-current base salary and target annual bonus, which will be paid during regular pay intervals over the course of one year. In addition, he will also receive (1) a lump sum payment in cash, on the 60th day after the termination date, equal to the total after-tax premiums required to pay for twelve months of COBRA continuation coverage under the Company’s medical, dental and vision insurance plans; (2) a pro-rated bonus for the year of termination based on actual performance with no negative discretion by the Board; and (3) 12 months of accelerated vesting of all equity compensation awards outstanding on the termination date. If such termination occurs within the three months before or 24 months after a change in control, Mr. Srinivasan will receive two times the sum of his then-current base salary and target annual bonus, two times the COBRA payment and 100% vesting (on the 60th day after the termination date) of all outstanding equity awards. In addition, upon any termination of employment, Mr. Srinivasan will receive accrued but unpaid base salary and payment for any unused vacation and unreimbursed expenses.

For Mr. Srinivasan, good reason means (i) a reduction in his base salary or target bonus opportunity, (ii) a material diminution in his authority, duties or responsibilities (including, without limitation, his no longer being the CEO of a publicly-traded company), (iii) his removal as a member of the board of directors (other than by his voluntary resignation), (iv) any other action that constitutes a willful and material breach by the Company of a material provision of his employment agreement, or (v) a material reduction in the benefits provided to him that is not part of a broader reduction of benefits applicable to substantially all other officers of the Company, and the Company fails to materially cure such condition within 30 days. For the other Named Executive Officers, good reason is limited to where the Company changes the Named Executive Officer’s position such that his compensation or responsibilities are substantially lessened, and the Company fails to cure such situation within 30 days after notice.

If the Company terminates the employment of any of the other Named Executive Officers without cause, we must pay severance equal to six month’s salary and reimbursement of the executive’s total premium for six months of

COBRA continuation coverage under the Company’s health benefit plans. If the executive’s compensation is reduced by more than 10%, other than a general reduction that affects all similarly situated executives, or if at any time prior to a change in control the executive no longer reports to the CEO, the executive may terminate his employment if the Company fails to materially cure such condition within 30 days following notice of such condition by the executive, and the termination will be deemed to be a termination without cause and the executive is entitled to his or her severance benefits. In the event that any of these Named Executive Officers are terminated without cause or by the executive for good reason in the 24 months following a change of control of the Company, the executive is entitled to severance pay equal to one year’s salary and a pro rata portion of target annual incentive and reimbursement of the executive’s total premium for one year of COBRA continuation coverage under the Company’s health benefit.

Following a termination of employment for any reason each Named Executive Officer is prohibited for a one-year period following termination from being employed by, owning, operating, controlling, or being connected with certain businesses that compete with the Company. Each executive’s agreement also contains an indefinite non-disclosure provision for the protection of the Company’s confidential information and a one-year non-solicitation of Company employees.

Termination and Change of Control

Voluntary Termination or Termination for Cause ($)(1)	Ramesh Srinivasan	Tony Pritchett	Kyle Badger	Prabuddha Biswas	Don DeMarinis
Base Salary and Incentive	—	—	—	—	—
Accelerated Vesting	—	—	—	—	—
Termination without Cause or by Employee for Good Reason ($)(2)
Base Salary and Incentive	1,050,000	130,000	140,000	134,000	125,000
Health Insurance (3)	20,612	16,954	20,612	18,142	18,825
Accelerated Vesting	1,633,275	—	—	—	—
Total	2,703,887	146,954	160,612	152,142	143,825
Change of Control ($)(4)
Base Salary and Incentive	2,100,000	390,000	420,000	405,000	350,000
Health Insurance	20,612	16,954	20,612	18,142	18,825
Accelerated Vesting/SSARs	1,633,275	173,158	128,285	147,562	61,480
Accelerated Vesting/Stock	900,000	210,154	114,445	535,940	132,312
Total	4,653,887	790,266	683,342	1,106,644	562,617
Death or Disability ($)(5)
Accelerated Vesting/SSARs	1,633,275	173,158	128,285	147,562	61,480
Accelerated Vesting/Stock	—	—	—	—	—
Total	1,633,275	173,158	128,285	147,562	61,480

(1) A “voluntary termination” includes death, disability, or legal incompetence.
(2) For Mr. Srinivasan, “cause” is defined as (i) conviction of a crime involving misappropriation of money or other property or conviction of a felony, or a guilty plea or plea of nolo contendere with respect to a felony, (ii) violations the confidentiality, non-competition and non-solicitation clauses of his employment agreement, (iii) breaches of his duty of loyalty to the Company or willful misconduct, any of which materially injures the Company, (iv) a willful and material breach of his material obligations under any agreement entered into between him and the Company that materially injures the Company, or (v) failure to substantially perform his reasonable duties with the Company (other than by reason of your disability). For the other Named Executive Officers, “cause” is defined as (i) breach of employment agreement or any other duty to the Company, (ii) dishonesty, fraud, or failure to abide by the published ethical standards, conflicts of interest, or material breach of Company policy, (iii) conviction of a felony crime or crime involving misappropriation of money or other Company property, or (iv)

misconduct, malfeasance, or insubordination. For Mr. Srinivasan, good reason means (i) a reduction in his base salary or target bonus opportunity, (ii) a material diminution in his authority, duties or responsibilities (including, without limitation, his no longer being the CEO of a publicly-traded company), (iii) his removal as a member of the board of directors (other than by his voluntary resignation), (iv) any other action that constitutes a willful and material breach by the Company of a material provision of his employment agreement, or (v) a material reduction in the benefits provided to him that is not part of a broader reduction of benefits applicable to substantially all other officers of the Company, and the Company fails to materially cure any such condition within 30 days. For the other Named Executive Officers, good reason means (i) a reduction in base salary or target bonus eligibility by more than 10% from its then current level, other than a general reduction in base salary or target bonus eligibility that affects all similarly situated executives in substantially the same proportions, or (ii) at any time prior to a change in control of the Company, the executive no longer reports to the CEO, and the Company fails to cure any such situation within 30 days after notice.
(3) Health Insurance consists of health care and dental care benefits. The amount reflects reimbursement of COBRA benefits for the applicable period.
(4) Severance payments in the event of a change of control are subject to a double trigger such that severance benefits are provided only upon a combination of a change of control and a qualified termination. SSARs and restricted shares vest upon a change of control. For SSARs the value of accelerated vesting is calculated using the closing price of $21.17 per share on March 29, 2019, less the exercise price per share for the total number of SSARs accelerated. The value of restricted shares upon vesting reflects that same $21.17 closing price. Values represent potential vesting under a hypothetical change of control situation on March 31, 2019.
(5) All SSARs vest upon death or disability.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides certain information with respect to all of the Company’s equity compensation plans in effect as of March 31, 2019.

	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans
Equity compensation plans approved by shareholders (2011 and 2016 Stock Incentive Plans)	1,016,643	$11.23	1,756,156

Equity compensation plans not approved by shareholders	—	—	—

Total	1,016,643	$11.23	1,756,156

PROPOSAL 4
ADVISORY VOTE REGARDING EXECUTIVE COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and SEC rules require us to allow our shareholders to vote, on a non-binding, advisory basis, on whether to approve the compensation of our Named Executive Officers as disclosed in this Proxy Statement, in accordance with the SEC’s compensation disclosure rules. As described more fully in our CD&A section of this Proxy Statement, our compensation programs applicable to our Named Executive Officers are designed to retain executives who can significantly contribute to our success, reward the achievement of specific annual and long-term goals and strategic objectives, and tie a significant portion of compensation to the long-term performance of our shares to align executive pay and shareholders’ interests. The Compensation Committee continually reviews the compensation programs for our Named Executive Officers to ensure the alignment of our executive compensation structure with our shareholders’ interests and market practices. As a result of this review, the Compensation Committee:

•	Maintained base salaries and target annual incentives for fiscal year 2019 at substantially similar levels as fiscal year 2018;

•	Focused fiscal year 2019 annual incentives on improvements over fiscal year 2018 results;

•	Structured long-term incentives to reward increases in shareholder value.

We are asking shareholders to approve our Named Executive Officers’ compensation as described in this Proxy Statement. Currently, we ask shareholders to vote on such compensation annually. This vote is not intended to address any specific item of compensation, but rather the overall compensation, and the philosophy, objectives, and structure applicable to such compensation. This advisory vote is not binding on the Company, the Compensation Committee, or our board of directors; however, we value the opinions of our shareholders and to the extent there is any significant vote against this proposal, we will consider our shareholders’ concerns and evaluate whether any actions are necessary to address those concerns. Accordingly, we are asking our shareholders to vote “FOR” the following resolution at the Annual Meeting:

“RESOLVED, that the Company’s shareholders approve, on an advisory basis, the compensation of the Named Executive Officers, as disclosed in the Company’s Proxy Statement for the 2019 Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis and the discussion under Executive Compensation, including the 2019 compensation tables and the related disclosure and narratives to those tables.”

THE BOARD RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” PROPOSAL 4. PROXY CARDS RECEIVED BY THE COMPANY WILL BE VOTED “FOR” PROPOSAL 4 UNLESS THE SHAREHOLDER SPECIFIES OTHERWISE ON THE PROXY CARD.

AUDIT COMMITTEE REPORT

The Audit Committee oversees the Company’s financial reporting process on behalf of the board of directors. The Audit Committee’s activities are governed by a written charter adopted by the board of directors, the Amended and Restated Audit Committee Charter, which is available at the Company’s website www.agilysys.com. The Audit Committee currently consists of three directors, all of whom are independent in accordance with the rules of the NASDAQ Stock Market, Section 10A(m) of the Securities Exchange Act of 1934, and the rules and regulations of the SEC. The Board has determined that Directors Donald Colvin and John Mutch each qualify as an “audit committee financial expert” as defined by the SEC.

Management has the primary responsibility for the Company’s financial statements and the reporting process, including the system of internal controls over financial reporting. Grant Thornton LLP, the Company’s independent registered public accounting firm, audits the annual financial statements prepared by management and expresses an opinion on whether those financial statements conform with United States generally accepted accounting principles, and also audits the internal controls over financial reporting and management’s assessment of those controls. The Audit Committee hires the Company’s independent registered public accounting firm and monitors these processes.

In carrying out its responsibilities, the Audit Committee has reviewed and has discussed with the Company’s management the Company’s 2019 audited financial statements. Management represented to the Audit Committee that the Company’s financial statements were prepared in accordance with United States generally accepted accounting principles. In addition, the Audit Committee discussed with the Company’s financial management and independent registered public accounting firm the overall scope and plans for the audit. The Audit Committee also met with the independent registered public accounting firm, with and without management present, to discuss the results of the audit, their evaluation of the Company’s internal controls over financial reporting, including both the design and usefulness of such internal controls, and the overall quality of the Company’s financial reporting.

The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by Auditing Standard No. 16, Communication with Audit Committees, as adopted by the Public Company Accounting Oversight Board.

The Audit Committee has also received annual written disclosures from Grant Thornton regarding their independence from the Company and its management as required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, has discussed with the independent registered public accounting firm their independence, and has considered the compatibility of non-audit services with the registered public accounting firm’s independence.

Based on the review and discussions referred to above, the Audit Committee recommended to the board of directors that the Company’s 2019 audited financial statements be included in the Company’s 2019 Annual Report on Form 10-K for the fiscal year ended March 31, 2019.

Submitted by the Audit Committee of the Board of Directors as of May 28, 2019

Donald Colvin, Chairman
Keith Kolerus
John Mutch

PROPOSAL 5
RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

By NASDAQ and SEC rules, appointment of the Company’s independent registered public accounting firm (“Independent Accountant”) is the direct responsibility of the Audit Committee, and the Audit Committee has appointed Grant Thornton LLP as our Independent Accountant for the fiscal year ending March 31, 2020.

Shareholder ratification of the selection of Grant Thornton as our Independent Accountant is not required by our Amended Code of Regulations or otherwise; however, the board of directors has determined to seek shareholder ratification of that selection to provide shareholders an avenue to express their views on this important matter. If our shareholders fail to ratify the selection, the Audit Committee will seek to understand the reasons for the vote against ratification and will take those views into account in this and future appointments. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different Independent Accountant at any time during the year if it is determined that such a change would be in the best interests of the Company and our shareholders.

THE BOARD RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE RATIFICATION OF GRANT THORNTON AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM. PROXY CARDS RECEIVED BY THE COMPANY WILL BE VOTED “FOR” PROPOSAL 5 UNLESS THE SHAREHOLDER SPECIFIES OTHERWISE ON THE PROXY CARD.

The Audit Committee reviewed the fees of Grant Thornton LLP, our Independent Accountant for fiscal year 2019. Fees for services rendered by Grant Thornton for fiscal years 2019 and 2018 were:

Fiscal Year	Audit Fees ($)	Audit-Related Fees ($)	Tax Fees ($)	All Other Fees ($)
2019	718,434	—	10,274	—
2018	591,933	—	—	—

“Audit Fees” consist of fees billed for professional services provided for the annual audit of our financial statements, annual audit of internal control over financial reporting, review of the interim financial statements included in quarterly reports, and services that are normally provided in connection with statutory and regulatory filings. “Audit- Related Fees” relate to professional services that are reasonably related to the performance of the audit or review of our financial statements. “Tax Fees” include tax compliance and tax consulting services. “All Other Fees” relate to professional services not included in the foregoing categories, including services related to other regulatory reporting requirements.

Representatives of Grant Thornton are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

The Audit Committee adopted an Audit and Non-Audit Services Pre-Approval Policy to ensure compliance with SEC and other rules and regulations relating to auditor independence, with the goal of safeguarding the continued independence of our Independent Accountant. The Pre-Approval Policy sets forth the procedures and conditions pursuant to which audit, review, and attest services and non-audit services to be provided to the Company by our Independent Accountant may be pre-approved. The Audit Committee is required to pre-approve the audit and non- audit services performed by our Independent Accountant to assure that the provision of such services does not impair independence. Unless a type of service to be provided has received pre-approval as set forth in the Pre-Approval Policy, it will require separate pre-approval by the Audit Committee before commencement of the engagement. Any proposed service that has received pre-approval but which will exceed pre-approved cost limits will require separate pre-approval by the Audit Committee. All audit, non-audit, and tax services were pre-approved by the Audit Committee during fiscal years 2019 and 2018.

RELATED PERSON TRANSACTIONS

All related person transactions with the Company require the prior approval or ratification by our Audit Committee. The board of directors adopted Related Person Transaction Procedures to formalize the procedures by which our Audit Committee reviews and approves or ratifies related person transactions. The procedures set forth the scope of transactions covered, the process for reporting such transactions, and the review process. Covered transactions include any transaction, arrangement, or relationship with the Company in which any director, executive officer, or other related person has a direct or indirect material interest, except for business travel and expense payments, share ownership, and executive compensation approved by the board of directors. Transactions are reportable to the Company’s General Counsel, who will oversee the initial review of the reported transaction and notify the Audit Committee of transactions within the scope of the procedures, and the Audit Committee will determine whether to approve or ratify the transaction. Through our Nominating and Corporate Governance Committee, we make a formal yearly inquiry of all of our executive officers and directors for purposes of disclosure of related person transactions, and any such newly revealed related person transactions are conveyed to the Audit Committee. All officers and directors are charged with updating this information with our internal legal counsel.

HOUSEHOLDING

Some banks, brokers and other nominee record holders may be participating in the practice of “householding.” This means that only one copy of either the notice of internet availability of the proxy statement or of this proxy statement and Annual Report on Form 10-K may have been sent to multiple shareholders sharing an address unless the shareholders provide contrary instructions. We will promptly deliver a separate copy of these documents to you if you call or write us at: Agilysys, Inc., 1000 Windward Concourse, Suite 250, Alpharetta, Georgia 30005, Attention: Secretary; telephone (770) 810-7800.

If you want to receive separate copies of our proxy statements and annual reports to shareholders in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker or other nominee record holder, or you may contact us at the above address or telephone number.

OTHER MATTERS

The Board is not aware of any matter to come before the Annual Meeting of Shareholders other than those mentioned in the accompanying Notice. If other matters properly come before the Annual Meeting, the persons named in the accompanying proxy card intend, to the extent permitted by law, to vote using their best judgment on such matters.

SHAREHOLDER PROPOSALS

Shareholders who, in accordance with SEC Rule 14a-8, wish to present proposals for inclusion in the proxy materials to be distributed in connection with the 2020 Annual Meeting of Shareholders must submit their proposals so that they are received by our Secretary at our Alpharetta office, located at 1000 Windward Concourse, Suite 250, Alpharetta, Georgia 30005, no later than the close of business on April 10, 2020. Each proposal submitted should be accompanied by the name and address of the shareholder submitting the proposal and the number of common shares owned. If the proponent is not a shareholder of record, proof of beneficial ownership should also be submitted. All proposals must be a proper subject for action and comply with the proxy rules of the SEC.

In order for a shareholder to bring a matter properly before the 2020 Annual Meeting present (other than a matter brought pursuant to SEC Rule 14a-8), the shareholder must comply with the requirements set forth in our Amended Code of Regulations, including: (i) be a shareholder of record at the time notice of the matter is given and at the time of the meeting, (ii) be entitled to vote at the meeting, and (iii) have given timely written notice of the matter to the Secretary. A shareholder’s notice of a matter the shareholder wishes to present at the 2020 Annual Meeting (other than a matter brought pursuant to SEC Rule 14a-8), must be received by our Secretary at our Alpharetta office, located at 1000 Windward Concourse, Suite 250, Alpharetta, Georgia 30005, no earlier than May 11, 2020, and no later than June 11, 2020.

Any shareholder entitled to vote at the Annual Meeting on August 9, 2019, may make a request in writing and we will mail, at no charge, a copy of our 2019 Annual Report, including the financial statements and schedules required to be filed with the SEC pursuant to Rule 13a-1 under the Exchange Act, for the most recent fiscal year. Written requests should be directed to Agilysys, Inc., Attn: Investor Relations, 1000 Windward Concourse, Suite 250, Alpharetta, Georgia 30005.

Please sign and return your proxy card promptly, or vote via internet or telephone. For your convenience, a return envelope is enclosed requiring no additional postage if mailed in the United States.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION

This proxy statement and other publicly available documents, including the documents incorporated herein and therein by reference, contain, and our officers and representatives may from time to time make, “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as: “anticipate,” “intend,” “plan,” “goal,” “seek,” “believe,” “project,” “estimate,” “expect,” “strategy,” “future,” “likely,” “may,” “should,” “will” and similar references to future periods. Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on our current beliefs, expectations and assumptions regarding the future of our business, future plans and strategies, projections, anticipated events and trends, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of our control. Our actual results and financial condition may differ materially from those indicated in the forward-looking statements. Therefore, you should not rely on any of these forward-looking statements. Important factors that could cause our actual results and financial condition to differ materially from those indicated in the forward-looking statements include, among others, our ability to achieve operational efficiencies and meet customer demand for products and services and the risks described in the Company’s filings with the Securities and Exchange Commission, including those listed in Item 1A of our Annual Report on Form 10-K for the fiscal year ended March 31, 2019. Any forward-looking statement made by us is based only on information currently available and speaks only as of the date on which it is made. We undertake no obligation to publicly update any forward-looking statement made herein or any forward-looking statement that may be made from time to time, whether written or oral, whether as a result of new information, future events, or otherwise.

Annex A

Amendments to the Amended Code of Regulations and Amended Articles of Incorporation to require a majority vote, in uncontested elections, for director nominees to be elected.

Amendment to Amended Articles of Incorporation

If Proposal 2 of the Proxy Statement is approved, a new Article EIGHTH would be added to the Company’s Amended Articles of Incorporation. New Article EIGHTH would read as follows:

“EIGHTH: In any election of nominees to the Board at an annual meeting of the shareholders, if the number of nominees for election to the Board is less than or equal to the number of directorships to be filled in such election (an “Uncontested Election”), then each individual nominated shall be elected to the Board if the votes cast “for” such nominee’s election exceeds the votes “against” such nominee’s election. If the number of nominees for election to the Board is greater than the number of directorships to be filled at the annual meeting of shareholders, then the nominees receiving the greatest number of votes cast “for” their election shall be elected to the available number of directorships. Neither abstentions nor “broker non-votes” shall count as votes “for” or “against” a nominee’s election.”

Amendment to Amended Code of Regulations

If Proposal 2 of the Proxy Statement is approved, Article II, Section 1, of the Company’s Amended Code of Regulations would be amended as follows (with underlined language reflecting additions):

Section 1. (a) The number of Directors may be fixed or changed by the Board of Directors of the Company; provided, however, that the total number of Directors shall not be less than three (3) or more than nine (9) members. All Directors shall be elected each year under the voting standards set forth in Article VIII of the Company’s Articles of Incorporation, and the Directors shall hold office for a term of one year and until their respective successors are elected and qualified. In case of any increase in the authorized number of Directors, any additional Directors provided for and elected shall hold office for a term which shall coincide with the full term or the remainder of the term, as the case may be.
Amendment to Corporate Governance Guidelines

If Proposal 2 of the Proxy Statement is approved, the board of directors will amend the Company’s Corporate Governance Guidelines to adopt the following policy regarding directors who do not receive an affirmative majority vote to be re-elected in an uncontested election of directors:

“Director Resignation Policy for Uncontested Elections.

If, in an Uncontested Election, a nominee is an incumbent Director and the number of votes “against” the incumbent Director exceeds the number of votes “for” the incumbent Director, then the incumbent Director shall be considered a “Holdover Director.” A Holdover Director shall, promptly following certification of the results of the election, submit to the Chair of the Nominating and Corporate Governance Committee a written offer to resign as a Director. The Nominating and Corporate Governance Committee shall consider the resignation and make a recommendation to the Board whether to accept or reject it. Within 90 days following certification of the results of the election, the Board will act on the Nominating and Corporate Governance Committee’s recommendation and, if the Board determines to retain the Holdover Director, disclose to the Company’s shareholders the reasons for its decision. The Holdover Director shall not participate in any discussion or decision regarding the resignation offer but shall have all other rights and obligations of a Director. If the Board rejects the resignation offer, such Holdover Director shall be a full director with all of the rights and obligations of a Director. For purposes of this paragraph, an “Uncontested Election” shall mean an election in which the number of nominees for election to the Board is less than or equal to the number of directorships to be filled in such election.”

Annex B

Amendment to the Amended Code of Regulations to reduce the threshold for shareholder removal of a director from a two-thirds supermajority to a simple majority.

If Proposal 3 of the Proxy Statement is approved, Article II, Section 6, of the Company’s Amended Code of Regulations would be amended as follows (with strikethroughs reflecting language to be deleted and bolded language reflecting additions):

All the Directors or all the Directors of a particular class or any individual Director may be removed from office, with or without cause, by ~~the~~ a majority vote of the holders of ~~two-thirds of~~ the voting power entitled to elect Directors in place of those to be removed; provided, that unless all the Directors or all the Directors of a particular class are to be removed, no Director shall be removed without cause if the number of shares voted against his or her removal would be sufficient to elect at least one Director if cumulatively voted at an election of all the Directors, or all the Directors of a particular class, as the case may be.

Annex C
AGILYSYS, INC.
RECONCILIATION OF NET LOSS TO ADJUSTED EBITDA AND ADJUSTED EARNINGS FROM OPERATIONS
(UNAUDITED)

(a)	EBITDA, a non-GAAP financial measure, is defined as net income before income taxes, interest expense, depreciation and amortization.

(b)
Adjusted EBITDA, a non-GAAP financial measure, is defined as income before income taxes, interest expense (net of interest income), depreciation and amortization (including amortization of developed technology), and excluding charges relating to i) legal settlements, ii) restructuring, severance, and other charges, iii) asset write-offs and other fair value adjustments, iv) share-based compensation, and v) other non-operating (income) expense.

(c)	Adjusted EBITDA less capitalized software development costs, a non-GAAP financial measure, is defined as Adjusted EBITDA, less capitalized software development costs.

(d)	Adjusted Earnings from Operations, a non-GAAP financial measure, is defined as Adjusted EBITDA less capitalized software development costs, less capital expenditures.

Agilysys

VOTE

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2019 Annual Meeting Proxy Card

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A Proposals – The Board of Directors recommend a vote FOR all the nominees listed and FOR Proposals 2 - 6.

1. Election of Directors:

01 - Donald A. Colvin
02 - Dana Jones
03 - Jerry Jones
04 - Michael A. Kaufman
05 - Melvin L. Keating
06 - John Mutch
07 - Ramesh Srinivasan

☐ Mark here to vote FOR all nominees

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Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Shareholders.
The material is available at: www.agilysys.com/en/company/investor-relations

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Agilysys, Inc.

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Notice of 2019 Annual Meeting of Shareholders

Proxy Solicited by Board of Directors for Annual Meeting – August 9, 2019

Kyle Badger and Ramesh Srinivasan, or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Shareholders of Agilysys, Inc. to be held on August 9, 2019 or at any postponement or adjournment thereof.

Shares represented by this proxy will be voted as directed by the shareholder. If no such directions are indicated, the Proxies will have authority to vote FOR the election of the Board of Directors and FOR items 2-6.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

(Items to be voted appear on reverse side)

C Non-Voting Items

Change of Address – Please print new address below.	**Comments** – Please print your comments below.

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